AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999
                                           REGISTRATION STATEMENT NO. 333-81835
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                        NUTRICEUTICALS.COM CORPORATION
            -----------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                            7375                    34-1755390
-------------------------------   ---------------------------   ------------------
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                --------------

                              6950 BRYAN DAIRY ROAD
                              LARGO, FLORIDA 33777
                                 (727) 544-8866
   ---------------------------------------------------------------------------
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------

                               STEPHEN M. WATTERS,
                                    PRESIDENT
                               NUTRICEUTICALS.COM
                                   CORPORATION
                              6950 BRYAN DAIRY ROAD
                              LARGO, FLORIDA 33777
                                 (727) 544-8866
           ----------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------
                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

         LINA ANGELICI, ESQ.               GREGORY SICHENZIA, ESQ.
      SCHIFINO & FLEISCHER, P.A.       SICHENZIA, ROSS & FRIEDMAN, LLP
  ONE TAMPA CITY CENTER, SUITE 2700   135 WEST 50TH STREET, 20TH FLOOR
         TAMPA, FLORIDA 33602             NEW YORK, NEW YORK 10020
      TELEPHONE: (813) 223-1535           TELEPHONE: (212) 664-1200
                                --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                --------------
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DUE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999



PROSPECTUS

                               1,500,000 SHARES

                        NUTRICEUTICALS.COM CORPORATION

                                  COMMON STOCK
                               ($.001 PAR VALUE)


     All of the 1,500,000 shares of common stock offered hereby are being sold by Nutriceuticals.com Corporation. Although our shares are listed for trading on the OTC Electronic Bulletin Board under the symbol "DMAX," there has been no active trading market for our common stock. It is currently estimated that the offering price will be between $8.00 and $10.00 per share. We have applied to have our stock approved for listing on the Boston Stock Exchange and approved for quotation on the National Association of Securities Dealers Automated Quotation System, SmallCap Market.



         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR
             INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
 COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                             TERMS OF THE OFFERING
--------------------------------------------------------------------------------

                                                                      PROCEEDS BEFORE
                         PRICE TO      UNDERWRITING DISCOUNTS             EXPENSES
                          PUBLIC           AND COMMISSIONS        TO NUTRICEUTICALS.COM(1)
                      --------------   ----------------------     -----------------------
Per Share .........   $               $                          $
Total .............   $               $                          $

--------------------------------------------------------------------------------
(1)  The estimated expenses of the offering are $370,000.
                               ----------------
     The underwriters may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 225,000 shares of common stock from us at the public offering price less the underwriting discount.

     Delivery of the shares of common stock will be made on or about         ,
1999, against payment in immediately available funds.

                    KASHNER DAVIDSON SECURITIES CORPORATION

                         Prospectus dated November   , 1999

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
SUMMARY .................................      1
RISK FACTORS ............................      5
USE OF PROCEEDS .........................     14
DIVIDEND POLICY .........................     14
MARKET FOR THE COMMON STOCK .............     14
CAPITALIZATION ..........................     16
DILUTION ................................     17
CONSOLIDATED FINANCIAL DATA .............     18
SELECTED PRO FORMA CONDENSED
   CONSOLIDATED FINANCIAL DATA ..........     19
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS ............     20

                                               PAGE
                                               ----
BUSINESS ..................................     21
BECAN .....................................     30
MANAGEMENT ................................     33
SECURITY OWNERSHIP OF MANAGEMENT
   AND CERTAIN BENEFICIAL OWNERS ..........     38
DESCRIPTION OF CAPITAL STOCK ..............     39
UNDERWRITING ..............................     41
LEGAL MATTERS .............................     42
EXPERTS ...................................     42
ADDITIONAL INFORMATION ....................     43
INDEX TO FINANCIAL STATEMENTS .............    F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     INFORMATION CONTAINED ON OUR WEB SITES DOES NOT CONSTITUTE PART OF THIS DOCUMENT.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements in the "Business--Industry Background," and "--The Nutriceuticals.com Solution" sections of this prospectus relating to trends in Internet use and electronic commerce. These forward-looking statements also include statements relating to the Company's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business" sections of this prospectus. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters.

     All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. Please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                                    SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS, PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, YOU SHOULD READ THE REST OF THIS PROSPECTUS BEFORE YOU INVEST IN OUR COMMON STOCK. READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS DESCRIBED UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO A NUMBER OF STOCK SPLITS AND REVERSE STOCK SPLITS AS DESCRIBED IN NOTES 7 AND 9 TO THE COMPANY'S FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN AND ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION HAS BEEN EXERCISED.

                        NUTRICEUTICALS.COM CORPORATION

     The Company recently commenced operations as an online retailer of vitamins, nutritional supplements and other natural products and its revenues to date have been nominal. However, on September 9, 1999, we entered into an agreement to acquire all of the issued and outstanding shares of common stock of Becan Distributors, Inc., a wholesale distributor of pharmaceutical products and to a lesser extent, over-the-counter drugs and health and beauty care products. Becan has been in operation since 1997 and substantially all of its sales have been to independent pharmacies.

     With the acquisition of Becan pending, we have changed the focus of the Company from being an online retailer to an online business-to-business wholesale portal in which manufacturers, distributors, wholesalers, and retailers can improve their trading efficiency by exchanging goods and services through a secure public and private channel, the Nutriceuticals.com web site. We believe that by creating a wholesale portal:

   o manufacturers, distributors, wholesalers, and retailers will be able to list their products and start transacting business on the Internet quickly at a low cost;

   o manufacturers, wholesalers, and distributors will have an efficient system to dispose of problematic inventories in a rapidly growing Internet market;

   o manufacturers, distributors, wholesalers, and retailers will have an effective mechanism to turn close-out items into cash;

   o buyers will have a means of getting the lowest possible price as determined by the market.

     The Company's objective is to become a leading owner and operator of an online portal for pharmaceuticals, over-the-counter drugs, health and beauty care products, and private label nutritional supplements. To accomplish this the Company will endeavor to provide:

   o an electronic commerce market place - a new way of doing business through Internet technology that eliminates territorial and regional borders.;

   o quality products at competitive prices;

   o efficient service through online automation;

   o a community environment for news, information and online forums.

     To reflect the new focus of the Company's business, the Company plans to propose to shareholders at the next Annual Meeting of Shareholders a corporate name change to "DrugMax.com, Inc."

INDUSTRY OVERVIEW

     The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users will grow from 97 million at the end of 1998 to 320 million by 2002, though Nutriceuticals.com may not benefit from this growth. The Internet has created new opportunities for conducting commerce, such as business-to-consumer and person-to-person e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Business-to-consumer and person-to-person e-commerce is a one-way network that deals directly with buyers and creates benefits mostly for sellers. Business-to-business e-consumer tends to be a two-way network that mediates between buyers and sellers and creates benefits for both sides. Internet-based business-to-business e-commerce is poised for rapid growth and is expected to represent a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Forrester Research, business-to-business e-commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003. There is no assurance, however, that Nutriceuticals.com will benefit from this growth.

BECAN ACQUISITION

     On September 9, 1999, the Company entered into an agreement to acquire all of the issued and outstanding shares of common stock of Becan, a wholesale distributor of pharmaceutical products and to a lesser extent, over the counter drugs, and health and beauty care products. Such acquisition is subject to the consummation of this offering. Becan commenced operations in January 1997 and its net revenues for the year ended March 31, 1999 and three months ended June 30, 1999 were $31.1 million and $12.2 million, respectively. Net income for the respective periods were $94,031 and $58,301. Stockholders equity at June 30, 1999 was $199,761. See "Becan", "Management--Loans and Other Affiliated Transactions" and the Financial Statements of Becan.

     We believe that the Becan acquisition will provide the Company's online portal with a significant source of both potential buyers and sellers. In addition, the operation of Becan as a distributor will provide the Company with additional cash flow to supplement the proceeds of this offering.

     Our address is 6950 Bryan Dairy Road, Largo, Florida 35777, our telephone number is 727/544-8866, extention 224, and our Web sites are www.nutriceuticals.com, www.javaslim.com, and www.healthseek.com.

                                 THE OFFERING


Common Stock Offered .................................   1,500,000 shares
Common Stock Outstanding After this Offering .........   6,316,707 shares(1)
Use of Proceeds ......................................   Purchase of Becan, repayment of
                                                         indebtedness, general corporate purposes
                                                         (principally sales and marketing for brand
                                                         development and Web site recognition) and
                                                         possible acquisitions.
OTC Electronic Bulletin Board Symbol .................   DMAX


----------------
(1) Includes 2,000,000 shares to be issued in connection with the purchase of Becan. Does not include 1,000,000 shares which will be held in escrow pending Becan's attainment of certain financial targets for the years ending March 31, 2000 and 2001. See "Becan."

                                 RISK FACTORS

     Investing in our common stock involves a high degree of risk. For a discussion of certain risks that you should consider before buying shares of our common stock, see "Risk Factors" beginning at page 5 of this prospectus.

                   CONSOLIDATED AND PRO FORMA FINANCIAL DATA

                                                     YEAR ENDED
                                        -------------------------------------   YEAR ENDED        THREE MONTHS ENDED
                                         MAR. 31, 1998(1)   MAR. 31, 1999(2)   MAR. 31,1999          JUNE 30, 1999
                                        ------------------ ------------------ -------------- -----------------------------
                                                                               PRO FORMA(3)    UNAUDITED     PRO FORMA(3)
                                                                              -------------- ------------- ---------------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net revenues ..........................     $   7,019          $   37,118      $31,111,979    $   33,899     $12,230,155
Gross profit (loss) ...................        (9,741)             22,622          897,616        19,113         301,532
Selling general and administrative
 expenses .............................        26,839             132,793        1,118,241       101,308         232,863
Goodwill amortization .................            --                  --          520,016            --         130,004
Loss from operations ..................       (36,215)           (110,171)        (740,641)      (82,195)        (61,335)
Other income (net) ....................        32,215               1,761            1,761          (254)         46,571
Net loss ..............................        (4,365)           (108,410)        (738,880)      (82,449)       (107,906)
                                            =========          ==========      ===========    ==========     ===========
Basic and diluted net loss per share ..     $    (.02)         $     (.08)     $      (.22)   $     (.06)    $      (.03)
                                            ---------          ----------      -----------    ----------     -----------
Basic and diluted weighted average
 common shares outstanding ............       175,514           1,372,230        3,392,729     2,676,707       3,392,729

                                                         AS OF JUNE 30, 1999
                                           -----------------------------------------------
                                              ACTUAL       PRO FORMA(3)     AS ADJUSTED(4)
                                           ------------   --------------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash ...................................    $  14,599      $   136,761       $ 9,776,761
Working capital ........................      (89,722)          55,917         9,835,917
Total assets ...........................      128,570       11,644,119        21,284,119
Stockholders' equity (deficit) .........      (44,522)       7,995,478        17,775,478

----------------
(1) The March 31, 1998 financial data has been reclassified from the liquidation basis of accounting to conform to the March 31, 1999 presentation.
(2) Includes a predecessor corporation from April 1, 1998 to September 7, 1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 31, 1999. See the "Consolidated Financial Statements and Notes thereto, included elsewhere herein.
(3) Gives effect to certain consulting and employment agreements dated as of March 31, 1999, April 1, 1999, and August 16, 1999, the HealthSeek.com and Becan acquisitions, and the acquisition of the World Wide Web site domain name "www.nutriceuticals.com." See "Management--Compensation of Executive Officers," "Business--The HealthSeek.com Acquisition," and "Becan." See also the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto included elsewhere herein.
(4) Gives effect to the sale of the common stock offered hereby and the application of the net proceeds received therefrom; the acquisition of the World Wide Web site domain name "www.nutriceuticals.com" and the acquisition of Becan.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN NUTRICEUTICALS.COM. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A LIMITED E-COMMERCE OPERATING HISTORY AND WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY

     The Company's natural products business began in September 1998, and commenced Internet sales in February 1999. Accordingly, we have nominal revenues to date from the internet business and only a limited operating history on which to base an evaluation of our business and prospects. Although we have contracted to acquire a distributor, the Company's prospects should still be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, and evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, develop and maintain its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web sites, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. We may not be able to successfully address such risks, or manage our business to achieve or maintain profitability. The failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND ANTICIPATE CONTINUED LOSSES AND NEGATIVE CASH FLOW


     From inception of our business in September 1998 through June 30, 1999, we incurred net operating losses of $(195,224). As of June 30, 1999, we had a negative net equity of $(44,522). We anticipate our losses from our e-commerce operations will increase significantly from current levels because we expect to invest heavily in:


     o brand development, marketing and promotion;

     o Web site content development;

     o strategic relationship development and maintenance; and

     o Web site technology and operating infrastructure development.

     We anticipate relatively low gross margins, therefore our ability to become profitable given our planned expenses depends on our ability to generate and sustain substantial sales from e-commerce operations. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may be unable to meet our working capital requirements without seeking additional financing.

     On a pro-forma basis, after giving effect to the Becan acquisition, we will show revenues of approximately $31.1 million for the year ended March 31, 1999 and $12.2 million for the three months ended June 30, 1999, and losses of approximately $740,000 and $108,000 for such periods. Our amortization expense for such periods would have been approximately $520,000 and $130,000, respectively.

DEPENDENCE ON OFFERING PROCEEDS AND ADDITIONAL CAPITAL NEEDS

     We require substantial working capital to fund our e-commerce business. The Company does not presently have adequate cash from operations or financing activities to meet either its short-term or long-term capital needs. Accordingly, the Company is dependent on and intends to use a substantial portion of the proceeds of this offering to fund its operations and implement its marketing strategies. We anticipate that the net proceeds we receive from this offering will be sufficient to meet our current capital requirements through the next 12 months. Thereafter, if we are not able to generate a positive cash flow, we will likely have to raise additional funds.

     The actual amount and timing of our future capital requirements may differ materially from our estimates. In particular, our estimates may be inaccurate as a result of changes and fluctuations in our revenues, operating costs and development expenses. Our revenues, operating costs and development expenses will be negatively affected by any inability to:

     o effectively and efficiently manage the expansion of our operations;

     o obtain favorable co-branding or Internet marketing agreements with third parties;

     o negotiate favorable contracts and relationships with manufacturers, distributors and wholesalers; and

     o obtain brand recognition, attract sufficient numbers of customers or increase the volume of e-commerce sales of our products.

     Our e-commerce revenues and costs also depend upon factors that we cannot control. These factors include changes in technology and regulations, increased competition and factors such as Web integrity, seasonality, and performance by third parties in connection with our operations. Because of these factors, our actual revenues and costs are uncertain and may vary considerably. These variations may significantly affect our future need for capital. Also, if we accelerate the expansion of our operations or complete any acquisitions, we will require more funding sooner than we currently expect. We may be unable to raise funds sufficient for our needs, either on suitable terms or at all. This result would substantially harm the trading price of our common stock and materially harm our business.

OUR MANAGEMENT TEAM IS NEW AND WE NEED ADDITIONAL PERSONNEL


     Our online commerce business began in September 1998 and we launched our first online store in February 1999. The Company is substantially dependent on the efforts of Mr. Stephen Watters, President, Chief Executive Officer and Chief Financial Officer, and Mr. Jugal Taneja, former Chief Executive Officer, consultant and director who have no proven record of success in the selling of health products via the Internet. In addition, our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. We currently have 4 employees and 2 consultants. Following this offering and the acquisition of Becan, we will have 14 employees and 2 consultants, and we expect to add additional personnel to manage the anticipated growth of our operations. However, the e-commerce market is highly competitive, and retaining new personnel could be costly in terms of cash compensation or equity necessary to attract them to the Company, or such personnel may not be available to the Company on any terms. Competition for these individuals is intense and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel in the future. The Company does not currently carry key man life insurance for its principal officer.


MANAGEMENT AND CERTAIN STOCKHOLDERS CAN EXERCISE CONTROL OVER NUTRICEUTICALS.COM


     Upon consummation of the offering and the Becan acquisition, there will be 6,316,707 shares outstanding of which our current directors and executive officers and their respective affiliates will beneficially own, in the aggregate, approximately 58.2%. In particular, Jugal K. Taneja, a principal shareholder and director, will beneficially hold 40.2% of our outstanding common stock upon completion of this offering, and collectively in concert with his adult children, will control 46.6%. Therefore, if these shareholders act together, they will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in our control which could adversely affect the market price of our common stock. See "Security Ownership of Management and Certain Beneficial Owners."


THE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING WILL BE DILUTED SUBSTANTIALLY


     As of June 30, 1999, the Company had a negative net tangible book value of $(44,522) or $(.02) per share. The pro forma adjusted net tangible book value of the common stock as of June 30, 1999 will be $1.55 per share. As a result, if you purchase shares of common stock in this offering, the net tangible book value per share of the common stock you purchase will be diluted by an amount equal to $7.45 per share upon the completion of this offering.


PAYMENTS TO AFFILIATES


     The Company plans to use approximately $190,000 from the proceeds of the offering to repay loans from our President Stephen M. Watters, and from affiliated entities under the control of Jugal K. Taneja, a principal shareholder and director and from Howard Howell, a director, and approximately $146,000 of the proceeds for the payment of accrued compensation to Mr. Walters and Mr. Taneja. See "Use of Proceeds" and "Management--Loans and Other Affiliated Transactions."


WE ARE SUBJECT TO RISKS ASSOCIATED WITH DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT

     Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our products and services include:

   o security                o ease of access
   o reliability             o quality of service
   o cost                    o necessary increases in bandwidth availability

     The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved area of commerce and communication.

     Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet fails to develop or develops more slowly than we expect as a commercial or business medium, it will adversely affect our business.

OUR FUTURE E-COMMERCE OPERATING RESULTS ARE UNPREDICATABLE

     Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

     o our ability to attract and retain new customers and maintain customer satisfaction;

     o new Web sites, services and products introduced by us or by our competitors;

     o price competition;

     o decreases in the level of growth, use of, or consumer acceptance of, the Internet and other online services for the purchase of consumer products;

     o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     o traffic levels on our Web sites and our ability to convert that traffic into customers;

     o technical difficulties or system downtime affecting the Internet or online services, generally, or the operation of our Web sites;

     o the failure of Internet bandwidth to increase significantly over time and/or an increase in the cost to consumers of obtaining or using Internet bandwidth;

     o government regulations related to use of the Internet for commerce or sales and distribution of natural products; and

     o general economic conditions and economic conditions specific to the Internet, online commerce and the software industry.

OUR MARKETS ARE HIGHLY COMPETITIVE

     The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. In addition, the health products industry is intensely competitive. We currently compete primarily with wholesalers and distributors of pharmaceuticals, over-the-counter drugs and health and beauty products.

     We also compete with the growing number of manufacturers that sell their products directly online. We anticipate that we may soon compete with other manufacturers, distributors and wholesalers that plan to sell their products directly to customers online in the near future. We also compete with traditional store-based retailers and mail order and/or direct marketers. Competitive pressures created by any one of these current or future competitors, could have a material adverse affect on our operations. See "Business--Competition."

WE ARE SUBJECT TO CAPACITY CONSTRAINT RISKS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS AND SYSTEM DEVELOPMENT RISKS

     A key element of our strategy is to generate a high volume of traffic on, and use of, our Web sites. Accordingly, our Web site transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors are also critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our Web sites or our ability to fulfill orders. We will continually enhance and expand our technology and transaction processing systems, and network infrastructure and other technologies, to accommodate increases in the volume of traffic on our Web sites. See "Use of Proceeds." We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the use of our Web sites. We may also fail to timely expand and upgrade our systems and infrastructure to accommodate these increases.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT US

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences and frequent product and service introductions. If competitors introduce products and services embodying new technologies or if new industry standards and practices emerge, then our existing Web sites, proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     o both license and/or internally develop leading technologies useful in our business;

     o enhance our existing services;

     o develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of our Web sites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web sites, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our products and services and use those of our competitors.

WE RELY ON MANUFACTURERS, DISTRIBUTORS AND WHOLESALERS FOR OUR PRODUCTS

     We are entirely dependent upon the manufacturers, distributors and wholesalers that supply us with products for resale, and the availability of these products is unpredictable. As is common in the industry, we have no long-term or exclusive arrangements with any manufacturer or distributor, other than Becan, that guarantees the availability of any of our products for resale.

WE ARE SUBJECT TO RISK OF SYSTEM FAILURE

     Our success, in particular our ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. The Company contracts with third parties to host our computer and communications hardware systems and to maintain our critical connection to the Internet.

     Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and carry no business interruption insurance to compensate us for losses that may occur. Furthermore, our security mechanisms or those of our suppliers may not prevent security breaches or service breakdowns. Despite our implementation of security measures, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These events could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill orders.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our business may be adversely affected if our security measures do not prevent security breaches and we cannot assure that we can prevent all security breaches. To the extent that our activities, or those of third-party contractors, involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could damage our reputation, and expose us to a risk of loss or litigation and possible liability. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that a merchant does not obtain a cardholder's signature. Fraudulent use of credit card data in the future could adversely affect our business.

WE MAY NOT SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS

     We regard copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. To protect our proprietary rights, we will rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others. We will pursue the registration of our trademarks and service marks in the United States. We have applied for Federal registration of the mark "Java Slim," and after consummation of this offering, we intend to apply for the marks "Nutriceuticals.com" and "Dr. Nutriceutical." We cannot be certain that federal registration of these service marks or any other service mark will issue. In addition, effective trademark, service mark, copyright and trade secret protection may be unavailable in every country in which our products and services are available online. We have not applied to register any mark outside the U.S. or taken any trademark searches to determine whether any of these marks is available for use or registration outside the United States in connection with vitamins and other natural products.

     To date, there have been no interruptions in the Company's business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The effects of such assertions could include requiring the Company to alter or withdraw existing trademarks or products, delaying or preventing the introduction of products, or forcing the Company to pay damages if the products have been introduced.

     The steps we take to protect our proprietary rights may be inadequate, or third parties might infringe or misappropriate our trade secrets, copyrights, trademarks, trade dress and similar proprietary rights. In addition, others could independently develop substantially equivalent intellectual property. We may have to litigate in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.

WE MAY BE LIABLE FOR INTERNET CONTENT

     We believe that our future success will depend in part upon our ability to deliver original and compelling descriptive content (information, articles, editorials, etc.) about the products we sell on the Internet and about related healthcare and wellness issues. Accordingly, the Company anticipates that it will become a publisher of online content in the foreseeable future. At such time, we will face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against online services. In addition, in the event that we implement a greater level of interconnectivity on our Web sites, we will not and cannot practically screen all of the content our users generate or access, which could expose us to liability with respect to such content. We do not presently carry general liability insurance, and any such insurance obtained in the future may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us. If we face liability, then our reputation and our business may suffer.

WE MAY BE SUBJECT TO SALES AND OTHER TAXES

     We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Florida. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out of state companies which engage in online commerce. In addition, any new operations in states outside Florida could subject our shipments into such states to state sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise, it could adversely affect our business.

WE MAY BECOME SUBJECT TO ADDITIONAL GOVERNMENT REGULATION

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

     On September 9, 1999, we entered into an agreement for the purchase of all of the outstanding shares of common stock of Becan, a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. There can be no assurance that we will successfully assimilate the additional personnel, operations, acquired technology and products of Becan into our business, or retain key personnel.

     In addition to the acquisition of Becan, we intend to seek investments in complementary companies, products or technologies. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of an acquired company may decide not to work for us. We could also have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions could have a negative impact on our business, financial condition and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.

WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH INNOVATIVE HEALTH PRODUCTS,
INC.

     Substantially all of our e-commerce sales to date, although nominal, have resulted from the sale of our brand label products, which are manufactured for us by Innovative Health Products, Inc., an affiliated entity. We have not entered into an agreement with Innovative to define the ongoing relationship between the companies. As a result of the affiliation between Innovative and ourselves, any future agreement between the two companies may not be deemed the result of arms' length negotiations. Further, although we and Innovative are engaged in related businesses, the companies currently have no policies to govern the pursuit or allocation of corporate opportunities between us in the event they arise. See "Management--Loans and Other Affiliated Transactions."

THE OFFERING PRICE OF OUR STOCK MAY BE ARBITRARY

     Prior to this offering there has been no active trading market for our common stock. There can be no assurances that an active market for our stock will develop or continue after this offering. The offering price of was determined through negotiations between the Company and the underwriter. The offering price may not bear any relationship to the market price for our common stock after this offering. The offering price of the shares does not bear any relationship to assets, earnings, book value, or other criteria of value applicable to the Company. You should not consider the offering price to be and indication of the actual value of our common stock. The price of our stock is subject to change as a result of market conditions and other factors. No assurances can be given that our stock can be resold at the offering price.

POSSIBLE ILLIQUIDITY OF THE TRADING MARKET

     The Company's common stock is presently quoted on the OTC Electronic Bulletin Board, which is a significantly less liquid market than the Nasdaq SmallCap Market or other stock exchanges. As a result of the common stock being quoted on the OTC Electronic Bulletin Board, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock than if those securities were listed on the Nasdaq SmallCap Market or another stock exchange. We have applied for listing of our common stock on The Nasdaq SmallCap Market and the Boston Stock Exchange. However, there can be no assurance that the Company will become able to satisfy the quantitative and other listing requirements for listing on the SmallCap Market or the Boston Stock Exchange. Similarly, if our listing application were accepted, there can be no assurance that we would be able to continue to meet the requirements necessary to stay listed.

OUR COMMON STOCK PRICE MAY BE VOLATILE

     The stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet related companies, and which have often been unrelated to the operating performance of these companies. The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations due to the fact that we are an Internet company, as well as in response to the following factors:

   o announcements of technological innovations, new sales formats or new products or services by us or our competitors;

   o conditions or trends in the Internet and online commerce industries;

   o changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

   o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

   o general economic conditions and changes or volatility in the financial market.

     These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources.

FUTURE PUBLIC SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE


     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering and purchase of Becan, we will have outstanding 6,316,707 shares of common stock (excluding the 1,000,000 common shares held in escrow). Of these shares, the 1,500,000 shares sold in this offering, together with 155,892 additional shares of our common stock, will be freely tradeable without restriction. The remaining 4,660,815 shares of our common stock (excluding the shares held in escrow) are deemed restricted shares of which 2,640,000 shares will be eligible for sale within 12 months of this offering and the remainder of 2,000,000 shares subsequent to 12 months from this offering. See "Description of Capital Stock--Shares Eligible for Future Sales."


POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES

     Rule 3a51-1 under the Securities Exchange Act of 1934 categorizes any equity security as a "penny stock" where the equity security has a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that the current price and volume information with respect to transactions in such securities is provided by the exchange or system), subject to certain exceptions including where the issuer has (i) net tangible assets (equal to total assets less intangible assets and liabilities) exceeding $2,000,000 (as demonstrated by financial statements dated less than 15 months prior to the date of the transaction in question) and the issuer has been in continuous operation for at least three years; (ii) net tangible assets of at least $5,000,000, if such issuer had been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Rule 15g-9 under the Exchange Act imposes sales practice requirements of broker-dealers which sell penny stocks to persons other than established customers (as defined in Rule 15g-9) or in other limited circumstances, including requiring the broker-dealer, prior to any transaction in a penny stock, to make a special suitability determination for the purchaser, to receive the purchaser's written agreement to the transaction and to deliver a disclosure statement respecting the penny stock rules.

     The public offering price of the Company's common stock will be sufficiently high such that the common stock will not initially be "penny stock." However, there can be no assurance that the price of the Company's common stock will remain above $5.00 per share or that the Company will continue to qualify for exemption from the penny stock rules. If the Company's securities become subject to the penny stock rules, the ability or willingness of broker-dealers to sell or make a market in the Company's common stock may be adversely affected and the market liquidity of the Company's securities could be adversely affected.

YEAR 2000 RISK MAY ADVERSELY AFFECT OUR COMPANY

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the Year 2000. We have assessed our systems which permit the sale, order, processing and delivery of products to our customers to determine Year 2000 compliance. Based on our review and the results of limited testing, we believe all of such systems are Year 2000 compliant.

     We also utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we are dependent on the institutions involved in processing our customers' credit card payments for Internet services. We are also dependent on telecommunications vendors and leased point-of-purchase vendors to maintain network reliability.

     However, known or unknown errors or defects that affect the operation of our systems could result in delay or loss of revenue, interruption of shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operation. The expenses associated with our assessment and potential remediation plan cannot be determined. Further, at this time, we do not have enough information to determine the most reasonably likely worst case scenario. Therefore, we do not have a contingency plan in place to handle the most reasonably likely worst case scenario, and we do not intend to create one.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain electronic-commerce, pharmaceutical markets and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $11,780,000 from our sale of the 1,500,000 shares of common stock offered by us with this prospectus based on an assumed offering price of $9.00 per share (approximately $13,602,500 if the underwriter fully exercises its over-allotment option). This estimate is after deducting estimated underwriting discounts and commissions and other fees and expenses payable by us. The estimated use of the net proceeds of this offering shall be as follows, in order of priority:

PURPOSES FOR WHICH PROCEEDS ARE TO BE USED                          DOLLAR AMOUNT     PERCENTAGE
----------------------------------------------------------------   ---------------   -----------
Acquisition of Becan ...........................................     $ 2,000,000         17.0%
Marketing of Web Site ..........................................     $ 4,000,000         34.0%
Development of Web Site Infrastructure and Technology ..........     $ 2,000,000         17.0%
Repayment of Becan Credit Facility .............................     $ 1,200,000         10.2%
Salaries for Current and Additional Personnel* .................     $ 1,000,000          8.5%
Repayment of Obligations to Affiliates .........................     $   190,000          1.6%
Working Capital ................................................     $ 1,390,000         11.7%
                                                                     -----------         ----
 Total .........................................................     $11,780,000          100%
                                                                     ===========         ====

----------------

* Includes approximately $146,000 for the payment of accrued compensation to our President and Director/Consultant. See "Management--Employment Agreements and Other Arrangements."


     We believe the proceeds are sufficient to sustain the Company's activities for at least 12 months following the offering. The Company may, if the opportunity arises, use an unspecified portion of the remaining proceeds to acquire or invest in complementary businesses, products and technologies. However, other than the pending acquisition of Becan, the Company has no present understandings, commitments or agreements with respect to any material acquisition or investment. Until we use the net proceeds for a particular purpose, we will invest them in short-term interest bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future. Prospective investors should not view an investment in the common stock as a source of income.

                          MARKET FOR THE COMMON STOCK


     Our common stock is quoted on the OTC Electronic Bulletin Board and is traded under the symbol "DMAX," and as of November 12, 1999, there were approximately 546 shareholders of record of the common stock. From 1997 through March 1999, before we commenced our e-commerce business, there was no active trading market for our common stock. From April 1999 to September 1, 1999, there were a total of 11 trades reported for our common stock on the OTC Electronic Bulletin Board. During such period, the high ask and low bid information as reported ranged from $52.00 per share to $8.00 per share. On August 25, 1999, the last reported sale price of the common stock on the OTC Electronic Bulletin Board was $13.00 per share. Due to the limited trading in our common stock, the Company believes that the trading prices are not indicative of a true market price for our shares.


     We have applied to have the common stock approved for listing on the Boston Stock Exchange and approved for quotation on The Nasdaq SmallCap Market. Approvals of the applications will contain various conditions, including the sale of the stock to be issued in this offering, and the presence of at least three registered and active market makers. We will seek to encourage and assist at least three market makers to make a market in our common stock following the offering. We cannot be certain that our common stock will be able to meet the applicable listing and quotation criteria in order to maintain its listing on the Boston Stock Exchange or its quotation on The Nasdaq SmallCap Market. Neither can we be certain that an active and liquid trading market will develop, or if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity, and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of common stock at any given time, which is not within our control. We cannot be certain that an investor will be able to resell the common stock at or above the offering price of the common stock.

                                CAPITALIZATION

     The following table sets forth as of June 30, 1999, (i) our consolidated capitalization, and (ii) our pro forma consolidated capitalization as adjusted to give effect to the acquisition of our World Wide Web Internet site domain name www.nutriceuticals.com, the acquisition of Becan, and the sale of the common stock offered by this prospectus, after deduction of estimated offering expenses and underwriting discounts, and assuming an offering price of $9.00 per share.

                                                                     JUNE 30, 1999
                                                          -----------------------------------
                                                              ACTUAL          AS ADJUSTED
                                                          -------------   -------------------
Total current liabilities(1) ..........................    $  173,092       $   2,332,930(2)
Stockholders' equity:
 Common stock, $.001 par value; 24,000,000 shares
   authorized, 2,676,707 shares issued and outstanding,
   actual; 6,196,707 shares authorized and outstanding
   pro forma, as adjusted(3)(4) .......................         2,677               6,197
 Preferred stock, $.001 par value; 2,000,000 shares
   authorized; no shares issued and outstanding
 Additional paid-in capital ...........................       139,725          17,956,205(5)
 Accumulated deficit ..................................      (186,924)           (186,924)
  Total stockholder's equity ..........................    $  (44,522)      $  17,775,478
 Total capitalization .................................    $  (44,522)      $  17,775,478

----------------
(1) Includes $50,000 of notes payable due to various officers, directors and an affiliate, at June 30, 1999. For a description of the Company's debt, see "Management--Loans and Other Affiliated Transactions" and Note 9 of Notes to the Company's Consolidated Financial Statements.
(2) Subsequent to June 30, 1999, an officer, director and an affiliate loaned the Company an additional $140,000 for working capital purposes. All of the $190,000 will be repaid from the proceeds of this offering. In addition, approximately $1.2 million outstanding under Becan's line of credit will be repaid from the proceeds of this offering.
(3) Does not include 400,000 shares of common stock reserved for future issuance under our 1999 Stock Option Plan. See "Description of Capital Stock."
(4) The pro forma as adjusted number of shares gives effect to the issuance of 2,000,000 shares of common stock to be issued in connection with our purchase of, but excludes 1,000,000 shares held in escrow in connection with the Becan acquisition; to be issued pending the attainment of certain financial targets for the years ending 2000 and 2001. The pro forma number of shares as adjusted also gives effect to the issuance of 20,000 shares of common stock issued in connection with the purchase of our World Wide Web Internet site domain name "www.nutriceuticals.com," and a one-for-two reverse split of common stock effected in September 1999. All share and per share data have been adjusted for the September 1999 reverse stock split. See "Description of Capital Stock" and Note 9 of Notes to Consolidated Financial Statements.
(5) Net of $370,000 of costs and expenses, and $1,350,000 of underwriter's discounts in connection with the sale of common stock offered by this prospectus.

                                   DILUTION

     The net tangible book value of our common stock on June 30, 1999 was $(44,522), or approximately $(.02) per share. Net tangible book value per share represents the amount of our tangible assets less the amount of total liabilities divided by the number of shares of common stock outstanding.


     After giving effect to (i) our sale of 1,500,000 shares of common stock offered by us with this prospectus at an assumed offering price of $9.00 per share, after deducting our estimated underwriting discounts and expenses related to this offering, and (ii) after giving effects to the issuance of 2,000,000 shares of our common stock in connection with our acquisition of Becan, 20,000 shares in connection with the purchase of our Internet site domain name and 100,000 shares in connection with the acquisition of HealthSee.com, our net tangible book value on June 30, 1999 would have been approximately $9.8 million, or approximately $1.55 per share. This represents an immediate increase in the net tangible book value of $1.57 per share to existing stockholders and an immediate dilution of $7.45 (or an 82% dilution) to new investors.



Assumed offering price per share ...............................                  $ 9.00
                                                                                  ------
 Net tangible book per share value as of June 30, 1999 .........    $  (.02)
                                                                    -------
 Increase per share attributable to the offering ...............    $  1.57
                                                                    -------
Adjusted net tangible book value after the offering ............                  $ 1.55
                                                                                  ------
Dilution per share to new investors ............................                  $ 7.45         (82%)
                                                                                  ------         ---


     The table does not give effect to the 1,000,000 shares held in escrow in connection with the acquisition of Becan, which are to be issued pending the attainment of certain financial targets for the years ending 2000 and 2001. See "Becan" and Note 9 of the Company's Notes to Consolidated Financial Statements.

                          CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1998 and 1999 are derived from our Consolidated Financial Statements which have been audited by Kirkland, Russ, Murphy & Tapp, independent auditors, and are included elsewhere in this prospectus, and are qualified by reference to such Consolidated Financial Statements and the Notes thereto. The selected financial data of the Company for the three-month period ended June 30, 1999 have been derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals that the Company considers necessary for a fair presentation of its financial position and results of operations for the period. The results of operations for the three-months ended June 30, 1999 are not necessarily indicative of results that may be expected for the full year.

                                                                                                      THREE MONTHS
                                                              YEAR ENDED            YEAR ENDED            ENDED
                                                          MARCH 31, 1998(1)     MARCH 31, 1999(2)     JUNE 30, 1999
                                                         -------------------   -------------------   --------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues .........................................        $   7,019            $   37,118          $   33,899
Gross profit (loss) ..................................           (9,741)               22,622              19,133
Selling, general and administrative expenses .........           26,839               132,793             101,308
                                                              ---------            ----------          ----------
 Loss from operations ................................          (36,215)             (110,171)            (82,195)
Other income .........................................           32,215                 1,761                (254)
                                                              ---------            ----------          ----------
Net loss .............................................        $  (4,365)           $ (108,410)         $  (82,449)
                                                              =========            ==========          ==========
Basic and diluted net loss per share .................             (.02)                 (.08)         $     (.03)
                                                              =========            ==========          ==========
Basic and diluted weighted average common shares
  outstanding ........................................          175,514             1,372,230           2,676,707
                                                              =========            ==========          ==========

                                                         AS OF JUNE 30, 1999
                                           -----------------------------------------------
                                              ACTUAL       PRO FORMA(3)     AS ADJUSTED(4)
                                           ------------   --------------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash ...................................    $  14,599      $   136,761       $ 9,776,761
Working capital ........................      (89,722)          55,917         9,835,917
Total assets ...........................      128,570       11,644,119        21,284,119
Stockholders' equity (deficit) .........      (44,522)       7,995,478        17,775,478

----------------
(1) The March 31, 1998 financial data has been reclassified from the liquidation basis of accounting to conform with the 1999 presentation.
(2) Includes predecessor from April 1, 1998 to September 7, 1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 31, 1999. See the "Consolidated Financial Statements and Notes thereto, included elsewhere herein."
(3) Gives effect to the acquisition of the World Wide Web site domain name and Becan.
(4) The as adjusted data gives effect to the sale of the common stock offered hereby and the application of the net proceeds received and the acquisition of the World Wide Web site domain name and Becan.

           SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The selected pro forma condensed consolidated financial data presented below for the year ended March 31, 1999 and as of, and for the three-months ended June 30, 1999 are derived from the unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. The pro forma condensed consolidated statement of operations data for the year ended March 31, 1999 and three-months ended June 30, 1999 gives effect to the following as if each had occurred as of April 1, 1998 and April 1, 1999, respectively: (i) the acquisitions of Becan and HealthSeek.com, (ii) the purchase of the World Wide Web Internet site domain name "www.nutriceuticals.com," and (iii) this offering and the application of the net proceeds therefrom. The pro forma condensed consolidated balance sheet data as of June 30, 1999 gives effect to this offering and the application of the net proceeds to the Company therefrom as if this offering had occurred on April 1, 1999.

     The acquisitions have been accounted for under the purchase method of accounting. The Consolidated Statement of Operations also gives the effect of a one-for-two reverse common stock split effected by the Company in September 1999. All share and per share data have been adjusted for the reverse stock split. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions taken place at the beginning of the period. This pro forma consolidated statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

                                                             YEAR ENDED       THREE-MONTHS ENDED
                                                           MARCH 31, 1999       JUNE 30, 1999
                                                          ----------------   -------------------
CONSOLIDATE STATEMENT OF OPERATIONS DATA:
Net Revenues ..........................................     $31,111,979          $12,230,155
Gross Profit ..........................................         897,616              301,532
Operating expenses:
 Selling, general and administrative expenses .........       1,118,241              232,863
 Goodwill amortization ................................         520,016              130,004
                                                            -----------          -----------
Total Operating Expenses ..............................       1,638,257              362,867
Income (loss) from continuing operations ..............        (740,641)             (61,335)
Other income and expenses, net ........................              --               (3,477)
Interest income (expense), net ........................           1,761              (43,094)
                                                            -----------          -----------
Net Income (loss) .....................................        (738,880)            (107,906)
                                                            ===========          ===========
Basic and diluted net loss per share ..................           (0.22)               (0.03)
                                                            ===========          ===========
Weighted average common shares outstanding ............       3,392,729            3,392,729
                                                            ===========          ===========

                                       JUNE 30, 1999
                                      --------------
BALANCE SHEET DATA:
Cash and cash equivalents .........    $ 9,776,761
Working capital ...................      9,835,917
Total assets ......................     21,284,119
Stockholders' equity ..............     17,775,478

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS


     Effective March 31, 1997, we adopted a plan of liquidation by which we sold our major product line and subsequently disposed of all our operating assets by March 31, 1998. Effective March 1999, we acquired all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation, which was organized in September 1998. We merged with Nutriceuticals of Florida and changed our name to Nutriceuticals.com Corporation. From September through June we experienced net revenues of approximately $78,000 and realized a loss of $(195,224).


     On September 9, 1999, we entered into an agreement to acquire all of the common stock of Becan, a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. Such acquisition is conditioned upon the successful completion of the offering. In connection with this acquisition, we will pay Becan's parent company, Dynamic Health Products, Inc. ("Dynamic") the sum of $2,000,000 in cash and 2,000,000 (post one-for-two reverse stock split) shares of our common stock in exchange for all of the outstanding shares of Becan common stock. In addition, we also will deposit 1,000,000 shares of our common stock into escrow for future issuance to Dynamic upon the attainment by Becan of certain financial targets for the years ending 2000 and 2001.

     Becan's sales increased from $10.4 million for the year ended March 31, 1998 to $31.0 million for the year ended March 31, 1999, and from $5.8 million for the three months ended June 30, 1998 to $12.2 million for the three months ended June 30, 1999. Such increases resulted primarily from adding additional customers and the commencement of operations in the New Orleans market.

     Becan's cost of goods sold increased as a percentage of sales from approximately 96.4 % in fiscal 1998 to 97.1% for fiscal 1999, and from approximately 96.6% for the three months ended June 30, 1998 to 97.6% for the three months ended June 30, 1999. We attribute the increases to our rapid growth in the pharmaceuticals market, which traditionally carries lower margins.

     Becan's operating expenses decreased as a percentage of sales from approximately 2.9% in fiscal 1998 to 2.1% in fiscal 1999, and from 2.4% for the three months ended June 30, 1998 to 1.4% for the three months ended June 30, 1999. Such decreases were caused primarily by the additional growth requiring low-end labor only.

     Becan's net income before taxes has remained relatively constant as a percentage of sales during the periods presented.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

     Our cash at March 31, 1999 and June 30, 1999 were $56,986 and $14,599, respectively. On March 15, 1999, we acquired in a merger all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation. Nutriceuticals of Florida had an initial capitalization of approximately $130,000, which funded the Company's operations from inception through May 1999. Subsequent to May, the Company has borrowed an aggregate of $190,000 from its officers and directors, or affiliates, for working capital purposes. See "Management--Loans and Other Affiliated Transactions" for the terms of the loans.

     We will need the proceeds of this offering to complete the acquisition of Becan and for on-going Web site development, marketing, promotion, and for general working capital purposes, including the Company's plans to hire additional full-time management personnel. The proceeds from this offering should be sufficient for us to carry on our operations for at least the next twelve to eighteen months. Thereafter, we may need additional capital. Future equity investments may have a dilutive effect on the percentage ownership of the Company's present shareholders. There can be no assurances that future capital will become available when needed, or at all. In the event that Nutriceuticals.com is not able to obtain the needed funds in the future, we may not be able to continue operations or put its business plan into full effect.

                                   BUSINESS

COMPANY HISTORY

     The Company was founded in 1993 under the name NuMED Surgical, Inc. to engage in the research, development and distribution of medical instruments and surgical supplies to the health care market. We were created when NuMED Home Health Care, Inc., a publicly held company, spun off to its stockholders all of the assets and liabilities of its surgical/medical products division (reorganized as NuMED Surgical, Inc.), and the assets and liabilities of a wholly-owned subsidiary, NuMED Technologies, Inc. The spin off was effected at the advice of Home Health Care's financial advisors, to separate Home Health Care's service line of business from its equipment business. Prior to the spin off, we had no operations or business other than as a division or wholly-owned subsidiary of NuMED Home Health Care. In connection with the spin off, our common stock was registered on SEC Form 10-SB, under Section 12(g) of the Securities Exchange Act of 1934.


     On March 31, 1997, we adopted a plan of liquidation in which the Company sold its major product line and subsequently disposed of all its operating assets. The sale of our major product line and assets was consummated by March 31, 1998 and accordingly, from April 1, 1998 to September 8, 1998 we used a liquidation basis of acounting. On March 15, 1999, we acquired in a merger all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation ("Nutriceuticals of Florida"). Nutriceuticals of Florida was organized in September 1998 to engage in the online retailing of natural products over the Internet. After we acquired Nutriceuticals of Florida, we changed our corporate name to Nutriceuticals.com Corporation. On March 31, 1999, we acquired HealthSeek.com Corp., which was founded in 1995 to provide Web-based healthcare content and related information to healthcare professionals, medical patients, and consumers. Nutriceuticals.com and our wholly-owned subsidiary HealthSeek.com may be considered development stage companies, as revenues to date for each have been nominal.


     On September 9, 1999, the Company entered into an agreement to acquire all of the outstanding shares of common stock of Becan, a wholesale distributor primarily of pharmaceutical products and to a lesser extent, over-the-counter drugs, and health and beauty care products. Such acquisition is subject to the consummation of this offering. With the acquisition of Becan pending, we have changed the focus of the Company from being an online retailer to an online business-to-business wholesale portal in which manufacturers, distributors, wholesalers, and retailers can improve their trading efficiency by exchanging goods and services through a secure public and private channel, the Nutriceuticals.com web site. We believe that by creating a wholesale portal:

   o manufacturers, distributors, wholesalers, and retailers will be able to list their products and start transacting business on the Internet quickly at a low cost;

   o manufacturers, wholesalers, and distributors will have an efficient system to dispose of problematic inventories in a rapidly growing Internet market;

   o manufacturers, distributors, wholesalers, and retailers will have an effective mechanism to turn close-out items into cash;

   o buyers will have a means of getting the lowest possible price as determined by the market.

     The Company's objective is to become a leading owner and operator of an online exchange for pharmaceutical, over-the-counter drugs, health and beauty care products, and private label nutritional supplements. To accomplish this the Company will endeavor to provide:

   o an electronic commerce marketplace - a new way of doing business through Internet technology that eliminates territorial and regional borders.;

   o quality products at competitive prices;

   o efficient service through online automation;

   o a community environment for news, information and online forums.

     Becan commenced operations in January 1997 and its net revenues for the year ended March 31, 1999 and three months ended June 30, 1999 were $31.1 million and $12.2 million, respectively. Net income for the respective periods were $94,031 and $58,301. Stockholders equity at June 30, 1999 was $199,761. See "Becan", "Management--Loans and Other Affiliated Transactions" and the Financial Statements of Becan.

INDUSTRY OVERVIEW

     The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users will grow from 97 million at the end of 1998 to 320 million by 2002, though Nutriceuticals.com may not benefit from this growth. The Internet has created new opportunities for conducting commerce, such as business-to-consumer and person-to-person e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Internet-based business-to-business e-commerce is poised for rapid growth and is expected to represent a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Forrester Research, business-to-business e-commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003, though Nutriceuticals.com may not benefit from this growth.

     The dynamics of business-to-business e-commerce relationships differ significantly from those of other e-commerce relationships. Business-to-business e-commerce solutions frequently automate processes that are fundamental to a business's operations by replacing various paper-based transactions with electronic communications. In addition, business-to-business e-commerce solutions must often be integrated with a customer's existing systems, a process that can be complex, time-consuming and expensive. Consequently, selection and implementation of a business-to-business e-commerce solution represents a significant commitment by the customer, and the costs of switching solutions are high. In addition, because business transactions are typically recurring and non-discretionary, the average order size and lifetime value of a business-to-business e-commerce customer is generally greater than that of a business-to-consumer e-commerce customer. These solutions are likely to be most readily accepted by industries characterized by a large number of buyers and sellers, a high degree of fragmentation among buyers, sellers or both, significant dependence on information exchange, large transaction volume and user acceptance of the Internet.

PHARMACEUTICALS AND HEALTH CARE PRODUCTS INDUSTRY

     According to IMS Health, a company specializing in information services for the pharmaceutical and health care industries, the United States is the world's largest pharmaceutical market, with 1998 sales of $111 billion, including diagnostics and over-the-counter drugs (OTC) products. That figure is expected to rise to $163 billion in 2002, for an increase of 46%. The National Association of Chain Drug Stores reported that total prescription drug sales for 1999 are expected to exceed a record $121.6 billion, an increase of 18%. This continued growth rate of the sales of pharmaceutical products was attributed to a number of factors including (i) the value added by the introduction of new drugs into the marketplace, which more than offsets the value lost by medications losing patent protection, (ii) new patterns of drug lifestyle management, resulting in higher sales occurring earlier in the life cycle of a medication, (iii) increased money spent on direct-to-consumer marketing initiatives, (iv) an unprecedented period of investment by pharmaceutical companies worldwide.

     Currently, the sale of pharmaceuticals and health care products are serviced primarily by traditional full-line distributors. A full-line distributor will carry anywhere from 15,000 to 50,000 SKU's (stock keeping units), consisting of pharmaceuticals, Rx brand, Rx generic, health and beauty care, over-the-counter drugs, private label, and various sundry items. The traditional distributor derives income from sell margins, buy margins and manufacturer cash discounts. There are over eighty current full line wholesalers across the United States that compete in selling pharmaceuticals and health care products. The wholesalers currently sell more than $300 billion dollars of the aforementioned products annually. Through the acquisition of Becan, we intend to provide manufacturers, distributors, wholesalers and retailers with an online solution for exchanging goods and services.

THE NUTRICEUTICALS.COM SOLUTION

     Through the acquisition of Becan we intend to launch the first business-to-business wholesale online portal for pharmaceuticals, over-the-counter drugs, health and beauty care products and private label nutritional supplements. Our objective is to apply new Internet tools to the existing distribution systems of such products to improve their trading efficiency and create a community in which the wholesale and the retail markets can exchange ideas, goods and services, advertise and promote their products. Parties will be able to exchange information and goods through a secure public and private channel, the Nutriceuticals.com Web site. Policies and practices will be structured to provide buyers and sellers with an unbiased and fair environment in which to conduct their day-to-day business. Our initial marketing efforts will be to make available to manufacturers, distributors, wholesalers and retailers pharmaceuticals, over-the-counter drugs, health and beauty care products, and private label nutritional supplements.

     We are in the process of creating a new Web site to be used in by our business-to-business portal. It is expected that the site will be functional prior to year end and will enable us to carry out the following models:

   o Catalog:  creates value by aggregating suppliers and buyers. Works best in industry characterized by fragmented buyers and sellers who transact frequently for relatively small-ticket items. Also works well for situation where demand is predictable and prices do not fluctuate too frequently;

   o Auction:  creates value by spatial matching of buyers and sellers. Works best in industries or settings where one-of-a-kind, non-standard, or perishable products need to be bought or sold among businesses that have a very different perception of value for the product i.e. capital equipment, used products, unsaleable returned products and hard-to-find products; and

   o Exchange: creates value by timely matching of supply and demand. Works best where demand and prices are volatile by allowing businesses to manage excess supply and peak-load demand.

     We believe that customers will favor sites that allow buyers and sellers to choose the appropriate market-making mechanism.

     We intend to utilize our advantage as an early entrant as a business-to-business e-commerce to leverage our infrastructure, technology, marketing and management resources thereby achieving economies of scale and attract an increased audience, making our site more appealing to a broad array of advertisers and e-commerce customers.

     We expect to generate revenues from services such as banner ads, sponsored newsletters and discussion forums, virtual trade shows, e-commerce, online auctions, reverse auctions, wholesale marketplace, "storefronts" and other special services.

     Through our existing Web sites we are currently selling nutritional supplements, vitamins and natural products to consumers, retailers and a limited number of wholesalers.

STRATEGY

     The Company's objective is to be a leading online business-to-business portal for pharmaceutical, over-the-counter drugs, health and beauty care products, and private label nutritional supplements. The Company's business strategy as a result of the Becan acquisition will be to expand the existing distribution system by applying new internet tools to the system thereby creating an internet portal in which manufacturers, distributors, wholesalers and retailers can exchange goods and services through a secure public and private channel, the Nutriceuticals.com Web site. The Company will implement this strategy by the following:

     o create brand recognition and generate traffic to our Web sites;

     o develop strategic relationships;

     o maintain technology focus and expertise; and

     o attract and retain exceptional employees.

     CREATE BRAND RECOGNITION AND GENERATE TRAFFIC TO OUR WEB SITES. We must build awareness of our Web sites to attract and expand our Internet customer base. We intend to promote, advertise and increase recognition of our Web sites through a variety of marketing and promotional techniques, including:

     o co-marketing agreements with major online sites and services;

     o online content and ease of use of our Web sites;

     o enhanced customer service and technical support;

     o advertising in trade journals, leading web sites and other traditional media;

     o conducting an ongoing public relations campaign; and

     o developing other business alliances and partnerships.

     DEVELOP STRATEGIC RELATIONSHIPS. We believe that developing strategic relationships with a diverse set of partners, including customers (manufacturers, distributors, wholesalers and retailers) on-line portals, broad band access providers and on-line content providers, is critical to our success because such strategic marketing alliances may enhance our brand recognition, increase customer sales and expand our online visibility. As a result, we intend to enter into relationships with Internet access providers, search engines and other high traffic Web sites. See "Business--Marketing and Sales."

     MAINTAIN TECHNOLOGY FOCUS AND EXPERTISE. A state of the art, interactive commerce platform is necessary to enhance the services we offer and to expand the benefits of online reselling of our products. We also intend to upgrade our technology platform to further enhance our customer interaction and support systems which we believe offer us a competitive advantage. We will continue to expend substantial efforts to develop, purchase, license and make technological advancements to our Web sites and our transaction processing systems to enhance our availability, reliability and site up-time, and to improve the efficiency of our fulfillment activities. See "Use of Proceeds."

     ATTRACT AND RETAIN EXCEPTIONAL EMPLOYEES. Talented employees, management and directors provide significant advantages in the rapidly evolving electronic commerce market. We intend to devote substantial efforts to building a talented employee base. See "Use of Proceeds."

     We cannot assure you that we will be successful in our strategic efforts.

OUR ONLINE STORES

     Customers currently enter our online stores at www.nutriceuticals.com and www.javaslim.com. which were launched in February and June of 1999. As previously indicated (see "The Nutriceuticals.com Solutions") we are in the process of creating a new Web site for our business-to-business portal.

     We plan to offer the following e-commerce related services for our advertisers and users of our Web site:

   o online stores: through simple-to-use store creation software we plan to offer any current or future advertiser an interactive platform to sell certain products in easy to manage environments;

   o catalog-platforms: we plan to work with current and future advertisers as well as industry-specific distributors to create and populate Internet-based catalogs;

   o classifieds: we plan to launch classified sections listing individual products and a path to the specific buyer or seller;

   o auctions: we plan to launch online auctions and reverse auctions;

   o news and analysis: daily update of press releases and news stories targeted to each respective industry;

   o community: bulletin boards; trade show information and other useful industry events; and

   o requests for proposals/quotations/bids: posted projects open to bid.

MARKETING AND SALES

     We intend to use a variety of programs to stimulate demand for our products, including a direct sales force, telesales and advertising.

     DIRECT SALES. Upon completion of this offering we will employ approximately 10 persons who will act as our direct sales force to target organizations that buy and sell products listed on our Web sites. See, "Use of Proceeds."

     TELESALES. We will maintain an in-house telesales group of approximately 5 persons for use in customer prospecting, lead generation and lead follow-up. See "Use of Proceeds."

     ADVERTISING. In addition to strategic agreements and traditional advertising, we intend to use many online sales and marketing techniques to increase brand recognition and direct traffic to our online stores. These include purchasing banner advertising on search engine Web sites and Internet directories and direct links from healthcare home pages. See "Use of Proceeds."

CUSTOMER SERVICE AND SUPPORT

     We believe that we can establish and maintain long-term relationships with our customers and encourage repeat visits if, among other things, we have good customer support and service. We currently offer online information regarding our products and services. We answer customer questions about the ordering process, and investigate the status of orders, shipments and payments. A customer can access our staff by fax or e-mail by following prompts located on our Web sites, or by calling our toll free telephone line. Customers who do not wish to enter their credit card numbers through one of our Web sites also may use the toll free line for purchases. We will continue these support services when we expand our product line upon consummation of the Becan acquisition. However, we may eventually increase the level of, and outsource, our customer support services through a provider of customer support services. See "Use of Proceeds."

WAREHOUSING AND FULFILLMENT

     We currently fulfill substantially all of our orders from a single vendor, Innovative Health Products, an affiliated company, which carries a broad selection of natural products. We have no formal agreement with Innovative Health Products. See "Management--Loans and Other Affiliated Transactions." Upon consummation of the acquisition of Becan and the establishment of our new Web site, we expect that electronically ordered products may be sent either directly by seller to buyer or shipped from one of Becan's warehouses. See "Risk Factors--We Rely on Manufacturers, Distributors and Wholesalers for Our Products."

TECHNOLOGY AND SECURITY

     We contract with a Web site provider that specializes in providing scaleable business solutions to high volume Internet sites for mission critical Internet connectivity. We contracted with the provider to deliver a secure platform for server hosting with uninterruptible power supply and back up generators, fire suppression, raised floors, heating ventilation and air-conditioning, separate cooling zones, operations twenty-four-hours-a-day, seven-days-a-week.

     Notwithstanding these precautions, we cannot assure that the security mechanisms used by us, our customers or our Internet provider will prevent security breaches or service breakdowns. Despite the network security measures we have implemented, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such a description could lead to interruptions or delays in our service, loss of data, or our inability to accept and fulfill customer orders. Any of these events would materially hurt our business, results of operations and financial condition.

     The Company is greatly aware of the importance of securing and utilizing the most sophisticated information technology solutions available on the market. Toward that goal, we will explore new and innovative solutions that can improve the reliability, efficiency and scalability of our Web sites. As we intend to create a highly enjoyable and secure shopping experience for our customers, committed to achieving and maintaining technological leadership in the e-commerce industry.

THE HEALTHSEEK.COM ACQUISITION

     On March 31, 1999, we completed the acquisition of HealthSeek.com Corp., and its popular healthcare content and community site, www.healthseek.com. The acquisition of HealthSeek.com is intended to provide content and community and generate traffic to the Company's online stores. In connection with this acquisition, we have issued 100,000 (post one-for-two reverse stock split) shares of our Nutriceuticals.com common stock to HealthSeek.com's sole shareholder in exchange for all of the outstanding shares of HealthSeek.com common stock. Also, pursuant to the purchase agreement with HealthSeek.com, the Company entered into a consulting arrangement with the sole shareholder of HealthSeek.com to maintain and operate the HealthSeek.com Web site. Under the terms of the consulting agreement, our consultant will provide approximately 10 hours of service per week for the maintenance of the Web site in exchange for an initial $10,000 payment and an additional $40,000 annual salary for the current year, and $40,000 for every year thereafter in which the consulting agreement is renewed by the Company.

COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new Web sites at relatively low cost. In addition, the industry is intensely competitive. We believe that the critical success factors for companies seeking to create Internet business-to-business e-commerce solutions include the following.

     o breadth and depth of product offerings;

     o brand recognition;

     o installed base of customers; and

     o ease of use and convenience.

     We compete primarily with traditional suppliers and distributors, other online sellers of the same or competitive products. Further, these traditional wholesalers and distributors may soon establish commercial Web sites offering similar products.

     Unlike other well-publicized product categories such as online book or compact disc retailing, there is no current market leader in the online business-to-business of the Company's current and proposed products. Our immediate goal is to position ourselves as a leading online portal. To that end, the Company believes that its early entry into the online market will enable it to establish critical competitive advantages over future competitors. Management believes that such competitive advantages include the:

     o establishment of a recognizable brand;

     o development of online marketing and media relationships;

     o acquisition of exclusive advertising space;

     o development of important relationships with manufacturers, distributors, wholesalers and content providers; and most importantly

     o existing customer base.

     There is no assurance that the Company will realize such advantages.

     Competitive pressures created by any one of these current or future competitors, or by our competitors collectively, could materially hurt our business. We believe that the principal competitive factors in our market are and will be:

       o brand recognition            o speed and accessibility
       o selection                    o customer service
       o convenience                  o quality of site content
       o price                        o reliability and speed of fulfillment

     Many of our current and potential competitors have longer operating histories and larger customer bases than we do. In addition, many of our current and potential competitors have greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, as more people use the Internet and other online services, certain larger, well established and well financed entities may:

     o acquire online competitors or suppliers;

     o invest in online competitors or suppliers; or

     o form joint ventures with online competitors or suppliers.

     Certain of our actual or potential competitors, such as McKesson HBOC, Inc., Bergen Brunswig Corp., and Cardinal Health, Inc., may be able to:

     o secure merchandise from vendors on more favorable terms;

     o devote greater resources to marketing and promotional campaigns;

     o adopt more aggressive pricing or inventory availability policies; and

     o devote substantially more resources to Web site and systems development than we do.

     In addition, new technologies and expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites, may direct customers to online resellers which compete with us and may increase competition. Increased competition may reduce our operating margins, as well as cause a loss to any possible market share and brand recognition. Further, to strategically respond to changes in the competitive environment, we may sometimes make pricing, service or marketing decisions or acquisitions that could materially hurt our business. In addition, companies controlling access to Internet transactions through network access or Web browsers could promote our competitors or charge us a substantial fee for inclusion in their product or service offerings. We cannot assure that we can compete successfully against current and future competitors. Failure to compete successfully against our current and future competitors could materially hurt our business.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

     We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

     o user privacy;

     o pricing;

     o content;

     o copyrights;

     o distribution; and

     o characteristics and quality of products and services.

     In addition, the growth of the Internet and electronic commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.

     Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding on-line copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

     Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

     We believe that our use of third party material on our portal is permitted under current provisions of copyright law. However, because legal rights to certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers.

     If either of these petitions are granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

PROPRIETARY RIGHTS

     Proprietary rights will be important to our success and our competitive position. To protect our proprietary rights, we will rely on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. Despite such protections, a third party could, without authorization, copy or otherwise appropriate information from our Web sites. Our agreements with employees, consultants and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

     We currently have two pending applications for trademarks. Generally, we cannot protect our Web addresses for our portal as trademarks because they are too generic. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions.

     There have been substantial amounts of litigation in the computer industry regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, or we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available in terms acceptable to us, or at all.

EMPLOYEES


     We currently employ 4 persons, and 2 consultants. In connection with the acquisition of Becan, we would add 10 new employees including managerial, technical and operations personnel. Labor unions do not represent any of our employees. We consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for technical staff. Upon consummation of the offering, we intend to hire approximately 15 additional personnel who will be responsible for marketing, advertising, Web development, and general and administrative activities. We believe that we need to attract, hire and retain qualified personnel to be successful in the future. See "Use of Proceeds."


FACILITIES

     Our principal administrative, marketing and customer service facilities total approximately 400 square feet of office and warehouse space, which is located at 6950 Bryan Dairy Road, Largo, Florida 33777, and is currently provided to us, without charge, by Innovative Health Products, an affiliated company. See "Management--Loans and Other Affiliated Transactions." These facilities will not be sufficient for the near future, and after this offering, the Company plans to acquire new facilities of 1,000 to 3,000 square feet for administrative, customer service and limited warehousing purposes. See "Use of Proceeds."

     Upon completion of the acquisition of Becan, we will assume a leased property in Pittsburgh, Pennsylvania that Becan utilizes for offices, warehousing, and shipping for its distribution operations, consisting of approximately 4,024 square feet. The offices are leased pursuant to a four-year lease that expires on February 28, 2003. Becan has an option to continue the lease on a month to month basis or renew at the end of the four-year term. The rental under the lease is $1,658 per month subject to yearly adjustment for tax expenses. Becan also leases property, consisting of approximately 1,200 square feet, in Mandeville, Louisiana, that is being utilized by its subsidiary, Discount Rx, for offices, warehousing and shipping for Discount Rx's distribution operations. These offices are leased on a month to month basis and the rental under the lease is $900 per month.

LEGAL PROCEEDINGS

     From time to time, we may become involved in litigation arising in the ordinary course of our business. We are not presently subject to any material legal proceedings.

                                     BECAN

ACQUISITION

     On September 9, 1999, we entered into an agreement to acquire all of the common stock of Becan, a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. Such acquisition is conditioned upon the successful completion of the offering. Becan is a wholly-owned subsidiary of Dynamic, an affiliate of Jugal K. Taneja, a principal shareholder and director of our Company. See "Management--Loans and Other Affiliated Transactions." In connection with this acquisition we will pay Becan's parent company, Dynamic, the sum of $2,000,000 in cash, and 2,000,000 (post one-for-two reverse stock split) shares of our common stock in exchange for all of the outstanding shares of Becan common stock. In addition, we also will deposit 1,000,000 shares of our common stock into escrow for future issuance to Dynamic upon the attainment by Becan of certain financial targets for the years ending March 31, 2000 and 2001. Upon completion of this offering, the shares of our common stock issued in connection with the acquisition of Becan will constitute approximately 32.3% of our outstanding common stock (or 41.7% on a fully diluted basis assuming the future issuance of the 1,000,000 shares held in escrow).

     We will account for the acquisition using the purchase method of accounting. We expect to record goodwill and other intangible assets of approximately $7.8 million which will be amortized over fifteen years.

     For the year ended March 31, 1999 and the three months ended June 30, 1999, Becan had revenues of $31,075,000 and $12,196,000, respectively and net income of $94,031 and $58,301 for such periods. Stockholders equity at June 30, 1999 was $199,761.

BUSINESS


     Becan was incorporated in November 1996, in Ohio and commenced operations in January 1997. Becan was acquired by Dynamic in June 1998. Becan is a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. In August 1998, Becan formed Discount Rx, Inc., a Louisiana corporation which also acts as a wholesale distributor of pharmaceuticals, and to a lesser extent, over-the-counter, and health and beauty care products. Becan operates two distribution centers, one of which is a 2,600 square foot leased facility located in Pittsburgh, Pennsylvania, used by Becan, and the other is a 1,250 square foot leased facility located in Mandeville, Louisiana, used by Discount Rx. Both of these facilities are used for the wholesale distribution of pharmaceuticals and health and beauty care products. The products which Becan and Discount Rx wholesale are acquired from various manufacturers, including Bergen Brunswig Drug Company, Pharmserv Inc., Merc & Co, Inc., and Abbott Laboratories.


     PRODUCT LINE

     Becan and its subsidiary Discount Rx offer over sixty branded pharmaceuticals to their customers, along with diabetic test strips, a limited number of generic pharmaceuticals, a line of nutriceuticals, and a line of exclusive over-the-counter products. The branded pharmaceuticals account for ninety percent of the sales for both companies. While diabetic test strips account for five percent, generics for one percent, nutriceuticals for two percent, and the exclusive over-the-counter products account for two percent.

     In addition to strengthening their core business, the branded pharmaceuticals, both Becan and Discount Rx are engaged in growing the nutriceuticals business, which is one of the fastest growing categories within their customer base.

     Both companies have agreements with licensed alternate source facilities from which they purchase and sell merchandise to.

     MARKET FOR PRODUCT LINE

     In the fiscal year ended March 31, 1999, approximately ninety-seven percent of both companies' total sales were to independent pharmacies and three percent to alternate facilities.

     The overall market for Becan is defined as the Continental U.S., however initial concentration has been on accounts in central and eastern United States.

     SALES AND MARKETING

     Becan and Discount Rx utilize a combination of inside sales and marketing, field sales calls, and independent contractors for its sales and marketing efforts. The majority of Becan's day to day sales is accomplished through its inside sales efforts. All of Becan's sales efforts focus on retaining the existing sales base and developing new customers.

     DISTRIBUTION

     Becan and Discount Rx have two distribution locations, one in Pittsburgh, Pennsylvania, and the other in Mandeville, Louisiana, respectively. These locations are strategically located to enable the companies to deliver approximately ninety five percent of the product to their customers via next day delivery, shipped by way of ground UPS. The remaining product (large over-the-counter orders) is distributed via bulk shipments that are delivered via common carriers. In all instances a minimum order quantity is required to offset delivery costs and ensure profitability.

     MANAGEMENT INFORMATION SYSTEMS


     Becan and Discount Rx use two different management tools to regulate their inventories, one provided by their accounting software, and the other an in-house system. The in-house system tracks purchases and sales, and calculates average purchases against sales, including a growth factor, and then suggests the appropriate inventory to purchase. Using these systems, both Becan and Discount Rx provide their customers with an inventory fill rate that surpasses the industry average. Both companies also track price increases. This allows both companies to forecast when a price increase will take place, and allows them to purchase the appropriate inventory to take advantage of those price increases.


     COMPETITION

     There are a number of suppliers within each of Becan's and Discount Rx's market areas that provide branded pharmaceuticals and other products to independent pharmacies, internet pharmacies, clinics and other licensed outlets. Both Becan and Discount Rx have developed a niche market within the market of the other suppliers by offering their customers the needed product at below market prices.

     Becan's major competitors are the national wholesalers: McKesson, AmeriSource, Bindley Western, Cardinal and Bergen Brunswig, along with a number of regional wholesalers and buying groups. Both Becan and Discount Rx are able to compete with these larger companies because we offer a limited inventory and our cost to serve our customer base is far less than that of our competitors.

MANAGEMENT

     PHILLIP J. LAIRD has served as the President of Becan since it was acquired by Dynamic in June 1998. From May 1997 until June 1998 Mr. Laird was the Vice President of the Diabetes Supply Division of Direct Rx, Inc., the predecessor or Dynamic. Mr. Laird was also a retail area sales manager for McKesson Drug Company from November 1996 to May 1997. Similarly, Mr. Laird was a retail area sales manager for FoxMeyer Drug Company, managing approximately 250 retail pharmacies with four sales consultants from May 1994 to May 1997. Mr. Laird received a degree in Business Administration from Robert Morris College, Pennsylvania, in 1983.


     WILLEM H. HAMERS is the President of Discount Rx, a position that he has held since Becan founded Discount Rx in August 1998. Before becoming President of Becan, Mr. Hammers served as the Executive Vice President of Sales for Penner & Welsch since 1997. Prior thereto, Mr. Hammers was a Sales Manager for the Slidell Division of McKesson Drug Company from 1996 to 1997, and he also was a Sales Manager for the Slidell Division of FoxMeyer Drug Company from 1991 to 1996.

     It is expected that Messrs. Laird and Hamers will continue in their capacity as officers of Becan and Discount Rx following the acquisition of Becan by the Company. Neither officer is under an employment contract with Becan or Discount Rx.

     Becan has a verbal agreement to pay management fees to its parent company, Dynamic, for various legal, accounting and administrative services. The agreement is reviewed periodically and adjusted at the discretion of Dynamic. Pursuant to this agreement, Becan paid to Dynamic $15,000 per month, commencing on October 1, 1998. Such amount was increased to $20,000 per month on November 1, 1999. The amount of management fees accrued for the year ended March 31, 1999 was $90,000. As of the year ended March 31, 1999, Becan owed an aggregate of approximately $64,980 to Dynamic and Innovative for management fees and products purchased during the year. Upon our acquisition of Becan, the management agreement and the fees will be terminated.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information for each director and executive officer of the Company.


NAME                               AGE    POSITION
-------------------------------   -----   -------------------------------------
Stephen M. Watters ............   32      President, Chief Executive Officer,
                                          Chief Financial Officer and Director
William L. LaGamba ............   40      Vice President, Chief Operating
                                          Officer, Secretary and Treasurer
Dr. Howard L. Howell ..........   52      Director
Jeffrey K. Peterson ...........   49      Director
M. Lisa Shasteen ..............   38      Director
Jugal K. Taneja ...............   55      Director


     Pursuant to the company's bylaws, each director of the company serves as a director for a term of one (1) year and until his successor is duly qualified. Officers shall be appointed annually by the Board of Directors, at its annual meeting, to hold such office until an officer's successor shall have been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

     Set forth below is the business experience and other biographical information regarding our directors and officers.


     STEPHEN M. WATTERS was the President and a Director of Nutriceuticals of Florida since that Company's inception in September 1998, until its merger with and into our Company in March 1999. Since the merger, Mr. Watters has served as our President and as a Director on our board of directors. Recently, Mr. Watters was named Chief Executive Officer and Chief Financial Officer of the Company. Previously, from September through November 1998, Mr. Watters was Vice President of Finance of Dynamic, a Florida corporation. Through its wholly-owned subsidiaries which include Innovative Health Products, Inc. and Becan, Dynamic manufactures and distributes nutritional and health products. Prior to his association with Dynamic, Mr. Watters was in the investment banking and brokerage businesses where he served as Vice President of sales for Gilford Securities from February 1998 to September 1998; Vice President of sales for Hobbs, Melville Corp. from November 1997 to February 1998; and as branch manager for sales, with Schneider Securities, Inc. from 1995 to 1997. During 1992 to 1995, Mr. Watters was employed by Bancapital Corp. as an investment banker. He received his Executive Masters of Business Administration degree from Case Western Reserve University in 1997.

     WILLIAM L. LAGAMBA is a director of Dynamic Health Products, Inc. and has served as its Chief Executive Officer since June 1998. He was a founder and the President of Becan Distributors, Inc., a wholesaler of prescription and non-prescription pharmaceuticals from January 1997 until June 1998. Dynamic acquired Becan Distributors, Inc. in June 1998. For 14 years prior to January 1997, Mr. LaGamba was employed in various capacities by McKesson Drug Company, a large distributor of pharmaceuticals, health and beauty aids and services.

     HOWARD L. HOWELL, D.D.S. was recently appointed to our board of directors in August 1999. Dr. Howell has been managing his private orthodontic dentistry practice since 1977. in addition to the private practice of orthodontics, Dr. Howell is the President of Howell, Whitehead & Associates, P.A., a multi-office private practice group specializing in pediatric dentistry and orthodontics. He also serves as Chief Executive Officer and a Director of Telluride Expeditions Corp., a Colorado corporation which operates a travel agency, and as a director of Medcom Facilities Inc., real estate holding company incorporated in the state of Florida. In addition, Dr. Howell is involved in various real estate investments. Dr. Howell received his degree from the Medical College of Virginia.

     JEFFREY K. PETERSON was recently appointed to our board of directors in August 1999. From 1997 to the present, Mr. Peterson served as Vice Chairman of the Board of Directors, and Executive Vice President of Central European Distribution Corporation, Delaware Corporation and a leading importer and distributor of alcoholic beverages in Poland ("CEDC"). Mr. Peterson also handles investor relations for CEDC. Mr. Peterson is also a co-founder of CEDC'S wholly-owned subsidiary Carey AGRI International Poland SP Z.O.O., a limited liability company organized under the laws of Poland, and has served as a member of its management board since it's inception in 1990. Prior thereto, Mr. Peterson contracted with African, Middle Eastern, South American and Asian Governments and companies for the supply of American agricultural exports and selected agribusiness products, such as livestock, feed supplements and veterinary supplies. In addition, Mr. Peterson has worked with international banks and with United States governmental entities to facilitate support for exports from the United States. Mr. Peterson served for three years with the United States military in southeast Asia prior to attending the University of South Florida, from which he graduated in 1976.

     M. LISA SHASTEEN is also a newly appointed Director of the company (since August 1999). Ms. Shasteen currently serves as Vice President and General Counsel for Communications Equity Associates, Inc., a Florida corporation, an investment and merchant banking firm specializing in the media entertainment and communication industries. Ms. Shasteen is responsible for the oversight and management of CEA's legal affairs. Prior to joining CEA in September 1997, Ms. Shasteen established a private legal practice in Tampa, Florida in (April
1996), focusing mainly on real estate, telecommunications, and regulatory matters including industrial bond financing and assemblages for national developers. In particular, Ms. Shasteen was responsible for the management of legal matters and personnel to prepare Aerial Communications for its initial launch in Florida. Previously, from July 1994 to April 1996, Ms. Shasteen was an attorney with Rudnick & Wolfe in Tampa, Florida, where her practice areas included mergers and acquisitions, commercial development, construction, and zoning. Ms. Shasteen graduated CUM LAUDE from the University of Oklahoma, and obtained her JURIS DOCTORATE degree with high honors from Stetson University College of Law in St. Petersburg, Florida.


     JUGAL K. TANEJA presently serves as a Director. He was the Chairman of the Board from our inception in October 1993 until August 16, 1999. He also served as the Company's Chief Executive Officer, from inception through April 18, 1995, and again from January 1, 1996 until August 16, 1999. Further, he served at various times over the years as the Company's President and Secretary. In addition to his service to the Company, Mr. Taneja operates several other companies. He is presently the Chairman of the Board of Dynamic, a Florida corporation, a position he has held since Dynamic's inception in 1991. Through its wholly-owned subsidiaries which include Innovative Health Products, Inc. and Becan, Dynamic manufactures and distributes nutritional and health products. Mr. Taneja also serves as Director of NuMed Home Health Care, Inc., a Nevada corporation which operates eight wholly-owned subsidiaries providing home health care services, and contract rehabilitation staffing (since NuMed's inception in 1991). Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established an Audit Committee consisting of Directors M. Lisa Shasteen, Dr. Howard L. Howell, and Jeffrey K. Peterson. The Audit Committee is responsible for reviewing our auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal audits as necessary, receiving and reviewing the results of each external audit, and reviewing management's response to auditor's recommendations. This newly formed committee has not yet held its first meeting.

COMPENSATION OF DIRECTORS

     From our inception until August 1999, our directors had not received any compensation for their services as a director. Recently, the Board of Directors approved the following arrangements for the compensation of our directors. Commencing August 1999, our non-employee directors shall receive $500 for each meeting of the board of directors that they attend, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, each non-employee member of a committee of the board of directors shall receive a fee of $100 per committee meeting that he or she attends. Directors are also eligible to receive stock options under the Company's stock option plan. Each of our newly appointed non-employee directors will receive an option for the purchase of 5,000 shares of our common stock. The exercise price of such options will be equal to the offering price of the common stock in this offering. See "Management--1999 Stock Option Plan."

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth all cash and/or non-cash compensation paid to or accrued for the past three (3) fiscal years for the Company's Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                 FISCAL YEAR ENDED            SALARY, BONUS,
NAME AND PRINCIPAL POSITION(1)                       MARCH 31,         & ALL OTHER COMPENSATION ($)
---------------------------------------------   -------------------   -----------------------------
Jugal K. Taneja, Chief Executive Officer(2)                  1999                                0
                                                             1998                                0
                                                             1997                                0

----------------
(1) We have no officers or other individuals whose compensation from the Company exceeded $100,000 in any of the past three (3) fiscal years.
(2) August 1999, Mr. Taneja resigned as the Company's CEO, and Stephen M. Watters was appointed as his successor.

     EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     In the first quarter of the current fiscal year, we entered into an employment agreement with Mr. Watters which provides for an initial term of three years commencing April 15, 1999 at an initial base salary of $150,000, plus an annual performance bonus and stock options to be determined by the Board of Directors, in exchange for Mr. Watters' full-time services to the Company. Mr. Watters' employment agreement also contains standard termination provisions for disability, for cause, and for good reason. Mr. Watters' employment agreement further provides for health insurance benefits and contains confidentiality and non-competition provisions that prohibit him form competing with us. The period covered by the non-competition provisions will end three years after Mr. Watters' termination.

     We also entered into an employment agreement with Jugal K. Taneja for an initial term ending April 15, 2002, with an annual base salary of $100,000. Mr. Taneja, served the Company as our Chief Executive Officer from inception through April 18, 1995, and again from January 1, 1996 until August 16, 1999, at which time Mr. Taneja's employment agreement was changed to a consulting agreement and amended as necessary to reflect his current position as a consultant to the Company. It is anticipated that Mr. Taneja will continue to devote approximately 25% of his time to the affairs of the Company under the new consulting agreement. Mr. Taneja's consulting agreement contains standard termination provisions for disability, for cause, and for good reason, and it contains confidentiality and non-competition provisions that prohibit him from competing with us. The period covered by the non-competition provisions will end three years after Mr. Taneja's termination.


     Accrued payments in the aggregate amount of approximately $146,000, owing under the employment agreements/consulting arrangements with Messrs. Watters and Taneja, will be paid out of the proceeds of this offering. See "Use of Proceeds."


1999 STOCK OPTION PLAN

     Under the Company's 1999 Stock Option Plan, 400,000 shares of common stock are reserved for issuance upon exercise of stock options. The Plan is designed as a means to retain and motivate key employees. The Board of Directors administers and interprets the Plan. Options may be granted to all eligible employees of the Company, including officers and non-employee directors and others who perform services for the Company.

     The Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-statutory stock options. Options are granted under the Plan on such terms and at such prices as determined by the Board of Directors, except that the per share exercise price of the options cannot be less than the fair market value of the common stock on the date of the grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Presently, the Company has not granted any options under the Plan.

LOANS AND OTHER AFFILIATED TRANSACTIONS

     DYNAMIC HEALTH PRODUCTS, INC.

     We have been operating out of the principal offices of Dynamic, in Largo, Florida, since September 1998. Dynamic has provided us, without charge, with office and warehouse space, and the use of Dynamic's general office equipment. See "Business--Warehouse and Fulfillment."

     Dynamic, a Florida corporation, is a manufacturer and distributor of proprietary and nonproprietary non-prescription medications, nutritional supplements, and health and beauty care products. Dynamic has several wholly-owned subsidiaries including Innovative Health Products, Inc. and Becan. We are affiliated with Dynamic as a result of overlapping Boards of Directors and overlapping principal shareholders. Specifically, a principal shareholder and director of the Company, Jugal K. Taneja, is also the Chairman of the Board of Dynamic. In addition, Mr. Taneja is a principal shareholder of Dynamic, with beneficial ownership of approximately 33% of the outstanding common stock of Dynamic. Members of his immediate family own in the aggregate an additional 20% of the outstanding shares of Dynamic, and collectively, Mr. Taneja and his family exercise voting control over 53% of Dynamic's common stock.

     INNOVATIVE HEALTH PRODUCTS, INC.


     Substantially all of the natural products sold by the Company to date have been supplied by Innovative Health Products, Inc. We are affiliated with Innovative because Innovative is a wholly-owned subsidiary of Dynamic. Innovative conducts all of Dynamic's manufacturing operations. See "Dynamic Health Products, Inc." We do not have a contract committing Innovative or Dynamic to provide the supplies the we will need to fulfil our customer orders. The products we have obtained from Innovative have been purchased, and we will only purchase products in the future from Innovative, on terms which are no less favorable than the terms on which we could purchase similar products from a disinterested third party supplier. See "Risk Factors--We Rely on Manufacturers, Distributors, and Wholesalers for Our Products."

     BECAN DISTRIBUTORS, INC.

     On September 9, 1999, we entered into an agreement to acquire Becan, a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. Becan is a wholly-owned subsidiary of Dynamic. See "--Dynamic Health Products, Inc." and "--Innovative Health Products, Inc." Pursuant to the terms of the purchase agreement, we will acquire all of the outstanding common stock of Becan from Dynamic in exchange for $2,000,000 cash and 2,000,000 (post one-for-two reverse stock split) shares of our common stock. An additional 1,000,000 shares of our common stock will be held in escrow for future issuance to Dynamic in the event Becan attains certain financial targets for the years ending 2000 and 2001. After the closing of the Becan acquisition, Mr. Taneja and members of his family will collectively exercise voting power with respect to 47.4% of our common stock.


     Becan buys over the counter drugs and health and beauty care products for resale from Innovative. Purchases of such products for the year ended March 31, 1999 were $154,162, or less than 1% of the products Becan purchased. Becan does not have a contract committing Innovative or Dynamic to provide such supplies. The products we have obtained from Innovative have been purchased, and Becan will only purchase products in the future from Innovative, on terms which are no less favorable than the terms on which they could purchase similar products from a disinterested third party supplier.


     INDEBTEDNESS TO MANAGEMENT AND AFFILIATES

     Affiliated entities of Jugal K. Taneja, namely 21st Century Healthcare Fund, LLC, and Carnegie Capital Ltd., respectively loaned $50,000 in May 1999, and $20,000 in August 1999, to the Company. Mr. Taneja is a member of our Board of Directors. Similarly, in July 1999, our President, Chief Executive Officer, and Chief Financial Officer, Stephen M. Watters, provided the Company with a loan in the amount of $70,000, and our newly appointed director, Dr. Howell, loaned the Company an additional $50,000. These loans were provided for the purpose of assisting us with our immediate capital needs. The principal sum on each of these four promissory notes, together with interest on the unpaid principal balance (at an annual rate equal to prime plus one percent) is due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock pursuant to a registration statement filed with the Securities and Exchange Commission, or (ii) December 31, 1999. We intend to repay these promissory notes in full out of the proceeds of this offering. See "Use of Proceeds."

     MERGER WITH NUTRICEUTICALS OF FLORIDA

     On March 15, 1999, we acquired Nutriceuticals.com Corporation, a Florida corporation in a merger transaction pursuant to which we were the surviving corporation and the shareholders of Nutriceuticals of Florida received one share of our common stock in exchange for each share of Nutriceuticals of Florida stock. An aggregate of 2,400,000 shares of our common stock was issued to their shareholders in the merger transaction. We were affiliated with Nutriceuticals of Florida as a result of overlapping Boards of Directors and overlapping principal shareholders. Specifically, our former Chairman of the Board and Chief Executive Officer, Jugal K. Taneja, was also the Chairman of the Board of Chief Executive Officer of Nutriceuticals of Florida. Further, Mr. Taneja was a principal shareholder of Nutriceuticals of Florida, with beneficial ownership of approximately 21% of their outstanding common stock. Members of his immediate family owned in the aggregate an additional 16.8% of the outstanding shares of Nutriceuticals of Florida, and collectively, Mr. Taneja and his family exercised voting control over 37.8 % of their common stock. As a result of the merger with Nutriceuticals of Florida, Mr. Taneja and his family, as a group, retained voting control over approximately 35% of our common stock.

     POLICY REGARDING LOANS AND OTHER AFFILIATED TRANSACTIONS

     The Becan transaction described above was approved by a Special Committee of the board of directors, consisting solely of independent directors. All of the other affiliated transactions and loans described above were entered into when there were less than two disinterested independent directors on our board of directors, and accordingly the Company lacked sufficient disinterested independent directors to approve or ratify such transactions and loans at the time they were initiated. However, the Company believes that all such transactions and loans were made on terms that are as favorable to the Company as those which were generally available from unaffiliated third parties at the time they were initiated, and all existing loans will be immediately repaid in full from the proceeds of this offering. See "Use of Proceeds."


     We currently have and will maintain at least two independent directors on our board of directors. All future material affiliated transactions and future loans and loan guarantees with our officers, directors, 5% shareholders, or their respective affiliates, will be on terms that are as favorable to the Company as those generally available from unaffiliated third parties; and all such future transactions and loans, and any forgiveness of such loans, shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense to the Company's or independent legal counsel. Further, we do not intend to make any future loans to or guarantee loans on behalf of our officers, directors and employees, other than: (i) advances for travel, business expense, and similar ordinary operating expenditures; (ii) loans or loan guarantees made for the purchase of our securities, and (iii) loans for relocation.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of November 12, 1999, by
(i) each person known to own beneficially more than 5% of the Company's Common Stock, (ii) each Director and Officer of the Company, and (iii) all Directors and Officers as a group. As of November 12, 1999 there were approximately 2,816,707 common shares issued and outstanding.



                                                     BEFORE OFFERING(1)                    AFTER OFFERING(1)
                                            ------------------------------------- ------------------------------------
              NAME AND ADDRESS                  AMOUNT AND NATURE     PERCENTAGE      AMOUNT AND NATURE     PERCENTAGE
            OF BENEFICIAL OWNER              OF BENEFICIAL OWNER(2)    OF CLASS    OF BENEFICIAL OWNER(2)    OF CLASS
------------------------------------------- ------------------------ ------------ ------------------------ -----------
21st Century Healthcare Fund LLC (3)(7)
 6950 Bryan Dairy Road
 Largo, Florida 33777 .....................           300,000             10.7%             300,000             4.7%
Manju Taneja (4)(7)
 6950 Bryan Dairy Road
 Largo, Florida 33777 .....................           211,821              7.5%             211,821             3.4%
Mihir K. Taneja (5)(7)
 6950 Bryan Dairy Road
 Largo, Florida 33777 .....................           200,000              7.1%             200,000             3.2%
Mandeep K. Taneja (6)(7)
 6950 Bryan Dairy Road
 Largo, Florida 33777 .....................           200,000              7.1%             200,000             3.2%
Dynamic Health Products, Inc. (7)
 6950 Bryan Dairy Road
 Largo, Florida 33777 .....................                 0               --            2,000,000            31.7%
Stephen M. Watters ........................         1,000,000             35.5%           1,000,000            15.8%
William L. LaGamba ........................           100,000              3.6%             100,000             1.6%
Dr. Howard L. Howell ......................                 0               --                    0              --
Jeffery K. Peterson .......................                 0               --                    0              --
M. Lisa Shasteen ..........................                 0               --                    0              --
Jugal K. Taneja (7)(8) ....................           538,815             19.1%           2,538,815            40.2%
All Directors and Officers
 as a group (6 persons) (7) ...............         1,638,815             58.2%           3,638,815            57.6%


----------------

(1) After Offering ownership figures are based upon 6,316,707 shares issued and outstanding and (i) include the issuance of 1,500,000 shares in the offering that is the subject of this prospectus; (ii) include the issuance of 2,000,000 shares to Dynamic in connection with the acquisition of Becan; and (iii) exclude the 1,000,000 shares held in escrow in connection with the Becan acquisition.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person, if any, that are currently exercisable or exercisable within 60 days of the date of this prospectus. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of each other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. The business address of each of the Company's directors named above is: c/o Nutriceuticals.com Corporation, 6950 Bryan Dairy Road, Largo, Florida 33777.
(3) 21st Century Healthcare Fund, LLC, is a limited liability company of which Jugal K. Taneja is the principal.
(4) Includes 1,330 shares held of record by Jugal K. Taneja, her spouse. Ms. Taneja disclaims voting power with respect to the shares held of record by her spouse. Does not include shares held of record by 21st Century Healthcare Fund, LLC, the First Delhi Trust or Westminster Trust Company, whose shares are beneficially owned by her husband.
(5) Mihir K. Taneja is the adult son of Jugal K. Taneja and Manju Taneja.
(6) Mandeep K. Taneja is the adult son of Jugal K. Taneja and Manju Taneja.

(7) Assumes the consummation of the sale of Becan to the Company, and the issuance of 2,000,000 shares of common stock to Dynamic in exchange therefor. Jugal K. Taneja is a principal shareholder of Dynamic, with beneficial ownership of approximately 33% of its outstanding common stock. Members of Mr. Taneja's immediate family own in the aggregate an additional 20% of the outstanding shares of Dynamic, and collectively, he and his family exercise voting control over 53% of Dynamic's common stock. Consequently, if Mr. Taneja and the members of his family act in concert, with respect to any matter to be voted upon by the shareholders of Nutriceuticals after the offering, they would exercise voting control over 2,938,815 shares, or 46.6% of the Company's common stock.

(8) Includes (i) all of the shares held of record by 21st Century Healthcare Fund, LLC, a limited liability company of which Jugal K. Taneja is the principal; (ii) 8,994 shares held of record by The First Delhi Trust, a trust established for the benefit of the children of Jugal K. Taneja;
    (iii) 18,000 shares held of record by Westminster Trust Company, a partnership in which Jugal K. Taneja is the general partner; and (iv) 210,491 shares held of record by Manju Taneja, his spouse. Mr. Taneja disclaims voting power with respect to the shares held of record by his spouse.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     We are authorized to issue up to 24,000,000 shares of common stock and 2,000,000 shares of preferred stock. The following description of our capital stock is not complete and is qualified in its entirety by our articles of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada laws.

COMMON STOCK


     As of November 12, 1999, there were approximately 2,816,707 shares of common stock outstanding held by approximately 546 stockholders of record. Subject to preferences that may be applicable to any outstanding shares of preferred stock, our board of directors may declare a dividend out of funds legally available and the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

     Our board of directors has the authority, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. Our board of directors, without further stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue this preferred stock, then the market price of common stock may decrease, and voting and other rights may decrease. However, we will not offer preferred stock to our officers, directors, 5% shareholders, or their respective affiliates, except on the same terms as it is offered to all other existing shareholders or to new shareholders, unless the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to the Company's or independent legal counsel. We currently have no plans to issue any preferred stock.

WARRANTS

     In connection with the offering, and as additional compensation to the underwriters, the Company has created warrants for the purchase of 150,000 shares of common stock. The warrants will be exercisable, in whole or in part, between the first and fifth years, at an exercise price equal to 165% of the offering price of this offering. The underwriters shall have the option to require us to register the warrants and/or the common stock underlying the warrants.

INDEMNIFICATION

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

     Our bylaws provide that, to the fullest extent permitted by the Nevada Revised Statutes, we may indemnify our directors, officers and employees. Our bylaws further provide that we may similarly indemnify our agents. In addition, we anticipate that each director will enter into an indemnification agreement pursuant to which we will indemnify such director to the fullest extent permitted by the. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc. The transfer agent's address is 938 Quail Street, Suite 101, Lakewood, Colorado 80215 and telephone number is (303) 234-5300.

SHARES ELIGIBLE FOR FUTURE SALES

     Sales of a substantial number of shares of common stock in the public market following the offering made by this prospectus could adversely affect market prices prevailing from time to time. Furthermore, sales of substantial amounts of common stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Based on 2,816,707 shares outstanding on November 12, 1999, there will be 6,316,707 shares of common stock outstanding upon the completion of this offering and the acquisition of Becan, assuming the underwriters do not exercise their over-allotment option (excludes the 1,000,000 shares held in escrow in connection with the Becan acquisition). The 1,500,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act. In addition, approximately 155,892 additional shares are freely tradeable without restriction.

     The remaining 4,660,815 shares outstanding upon completion of the offering (excluding shares in escrow) will be "restricted securities" as that term is defined in Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of these restricted securities, 11,841 shares are eligible for immediate sale pursuant to Rule 144 under the Securities Act, subject to compliance with the volume limitations and other restrictions under Rule 144. In connection with this offering, the holders of 3,542,815 shares of common stock (consisting of our directors, officers, 5% holders and affiliates) have entered into lock-up agreements with Kashner Davidson Securities under which they have agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or warrants to acquire shares of common stock or any securities convertible into shares of common stock (or any shares of common stock issuable upon exercise or conversion of securities) owned by them for a period of 18 months after the date of this prospectus. Kashner Davidson Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Kashner Davidson Securities currently has no plans to release any portion of the securities subject to such lock-up agreements.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume and other limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of ours who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of our initial public offering (which was completed in June
1998) in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                 UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated ___________ , 1999, we have agreed to sell to the underwriters named below, for whom Kashner Davidson Securities Corporation is acting as representative, the following numbers of shares of common stock:

                                                     NUMBER OF
UNDERWRITER                                           SHARES
-------------------------------------------------   ----------
Kashner Davidson Securities Corporation .........
 Total ..........................................   1,500,000
                                                    =========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 45 day option to purchase up to 225,000 additional shares of common stock at the offering price, less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and, to certain selling group members at that price less a concession of $________ per share. The underwriters and selling group members may allow a discount of $ _____________ per share on sales to other broker/dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.


                                                             WITHOUT             WITH
                                           PER SHARE     OVER-ALLOTMENT     OVER-ALLOTMENT
                                          -----------   ----------------   ---------------
 Underwriting Discounts and Commissions
  paid by Nutriceuticals.com ..........        $                $                 $



     We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of common stock underwritten, including the sale of any shares of common stock that the underwriter may sell to cover over-allotments, if any, of which $25,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with (i) qualifying the common stock offered hereby for sale under the laws of the states as we and the underwriter may designate, and
(ii) registering the offering with the NASD, including filing fees and fees and expenses of counsel retained for these purposes.

     As additional compensation to the underwriters, the underwriting agreement provides for the sale to the underwriters, for an aggregate of $10, warrants to purchase 150,000 shares of common stock. The underwriter's warrant will be exercisable, in whole or in part, between the first and fifth years, at an exercise price equal to 165% of the offering price of this offering. The underwriters shall have the option to require us to register the warrants and/or the common stock underlying the warrants. The shares of common stock underlying the underwriter's warrant will be restricted from sale, transfer, assignment or hypothecation for the period of one year from the effective date of the offering except to officers or partners (not directors) of the Underwriters and members of the selling group and/or their officers or partners.


    Our directors, officers and certain stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any additional shares of the common stock or securities convertible into or exchangeable or exercisable for any shares of the common stock, without the prior written consent of Kashner Davidson Securities, for a period of 18 months after the date of this prospectus.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the over-the-counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

     Prior to this offering there has been no active trading market for our common stock. Accordingly, the offering price of the shares was determined by negotiation between the Company and the underwriter. Factors considered in determining such price and terms, include prevailing market conditions and an assessment of our future prospects. The offering price of the shares does not bear any relationship to assets, earnings, book value, or other criteria of value applicable to the Company. You should not consider the offering price to be and indication of the actual value of our common stock. The price of our stock is subject to change as a result of market conditions and other factors. No assurances can be given that our stock can be resold at the offering price.

                                 LEGAL MATTERS


     The validilty of the common stock offered hereby will be passed upon for the Company by Jones Vargas, Las Vegas, Nevada. Certain other legal matters will be passed on for us by our counsel, Schifino & Fleischer, P.A., Tampa, Florida. Certain legal matters will be passed on for the underwriters by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, 20th Floor, New York, New York 10020.


                                    EXPERTS

     Kirkland, Russ, Murphy & Tapp, Clearwater, Florida, independent auditors, have audited Nutriceuticals.com Corporation's consolidated financial statements as of March 31, 1998 and 1999, as set forth in their report. We have included Nutriceuticals.com Corporation's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Kirkland, Russ, Murphy & Tapp's report, given upon their authority as experts in accounting and auditing.

     Brimmer, Burek, Keelan & McNally, LLP, Tampa, Florida, independent auditors, have audited Becan Distributors, Inc.'s consolidated financial statements as of March 31, 1999, as set forth in their report. We have included Becan's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Brimmer, Burek, Keelan & McNally, LLP's report, given upon their authority as experts in accounting and auditing.


     Shalek & Associates, CPA's Inc., Independence, Ohio, independent auditors, have audited Becan Distributors, Inc.'s consolidated financial statements as of March 31, 1998, as set forth in their report. We have included Becan's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Shalek & Associates, CPA's Inc.'s report, given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION


     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.


     We have filed a Registration Statement on Form SB-2 with the SEC under the Securities Act in respect of the common stock offered hereby. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement as permitted by the SEC's rules and regulations. For further information with respect to Nutriceuticals.com and the common stock offered hereby, please reference the registration statement, including its exhibits. Statements herein concerning the contents of any contract or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by such reference. Copies of the registration statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                          INDEX TO FINANCIAL STATEMENTS

                         NUTRICEUTICALS.COM CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                               PAGE
                                                                              -----
Report of Kirkland, Russ, Murphy & Tapp, Independent Auditors .............    F-2
Consolidated Balance Sheets ...............................................    F-3
Consolidated Statements of Income .........................................    F-4
Consolidated Statements of Changes in Net Deficiency in Liquidation .......    F-5
Consolidated Statements of Stockholders' Equity (Deficit) .................    F-6
Consolidated Statement of Cash Flows ......................................    F-7
Notes to Consolidated Financial Statements ................................    F-8

                            BECAN DISTRIBUTORS, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                               PAGE
                                                                              -----
Report of Brimmer, Burek, Keelan & McNally, LLP, Independent Auditors .....   F-16
Report of Shalek & Associates, CPA's, Inc., Independent Auditors ..........   F-17
Consolidated Balance Sheets ...............................................   F-18
Consolidated Statements of Operations .....................................   F-19
Consolidated Statements of Changes in Stockholders' Equity ................   F-20
Consolidated Statement of Cash Flows ......................................   F-21
Notes to Consolidated Financial Statements ................................   F-23


                        UNAUDITED CONSOLIDATED PRO FORMA
                              FINANCIAL INFORMATION

                                                                                      PAGE
                                                                                     -----
Pro Forma Condensed Consolidated Financial Statements ............................   F-28
Pro Forma Consolidated Balance Sheet .............................................   F-29
Pro Forma Consolidated Statement of Operations (Three-months ended June 30, 1999)    F-30
Pro Forma Consolidated Statement of Operations (Year ended March 31, 1999) .......   F-31

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders
Nutriceuticals.com Corporation:

     We have audited the accompanying consolidated balance sheets of Nutriceuticals.com Corporation, as of March 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and the related statement of changes in net deficiency in liquidation for the year ended March 31, 1998 and for the period from April 1, 1998 to September 7, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutriceuticals.com Corporation as of March 31, 1998 and 1999, and results of their operations and their cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and results of their changes in net deficiency in liquidation for the year ended March 31, 1998 and for the period from April 1, 1998 to September 7, 1998, in conformity with generally accepted accounting principles.

                                        Kirkland, Russ, Murphy & Tapp, LLP

Tampa, Florida
April 26, 1999

                         NUTRICEUTICALS.COM CORPORATION

                           CONSOLIDATED BALANCE SHEETS
              MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)

                             ASSETS

                                                                                  MARCH 31,                JUNE 30,
                                                                         ---------------------------   ---------------
                                                                             1998           1999             1999
                                                                         -----------   -------------   ---------------
                                                                                                          (UNAUDITED)
Current assets:
 Cash ................................................................    $  8,274      $   56,986      $     14,599
 Accounts receivable, less allowance for doubtful accounts ...........          --           9,278            19,038
 Due from related party ..............................................          --           5,171             5,570
 Inventory ...........................................................          --          16,303            19,163
 Prepaids and other current assets ...................................          --              --            25,000
                                                                          --------      ----------      ------------
  Total current assets ...............................................    $  8,274      $   87,738      $     83,370
Computer software, net ...............................................          --          47,500            45,000
Deposits .............................................................          --             380               200
                                                                          --------      ----------      ------------
                                                                          $  8,274         135,618           128,570
                                                                          ========      ==========      ============
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable ....................................................         500          80,186            62,614
 Accrued expenses ....................................................      16,437          17,505            60,478
 Note payable to related party .......................................          --              --            50,000
                                                                          --------      ----------      ------------
  Total current liabilities ..........................................      16,937          97,691           173,092
Stockholders' equity (deficit):
 Preferred stock, $.001 par value, 2,000,000 shares
   authorized, no preferred shares issued or outstanding .............          --              --                --
 Common stock, $.001 par value, 24,000,000 shares
   authorized, 2,676,707 shares issued and outstanding ...............          --           2,677             2,677
 Additional paid-in capital ..........................................          --         139,725           139,725
 Deficit .............................................................          --        (104,475)         (186,924)
 Net deficiency in liquidation, attributed to 175,514 shares .........      (8,663)             --                --
                                                                          --------      ----------      ------------
  Total stockholders' equity (deficit) ...............................      (8,663)         37,927           (44,522)
                                                                          --------      ----------      ------------
                                                                          $  8,274         135,618           128,570
                                                                          ========      ==========      ============

          See accompanying notes to consolidated financial statements.

                         NUTRICEUTICALS.COM CORPORATION

                              STATEMENTS OF INCOME
   FOR THE PERIOD FROM SEPTEMBER 8, 1998 (DATE OF INCEPTION) TO MARCH 31, 1999
            AND FOR THE THREE-MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                                                     THREE-MONTHS
                                                                   PERIOD ENDED          ENDED
                                                                  MARCH 31, 1999     JUNE 30, 1999
                                                                 ----------------   --------------
                                                                                      (UNAUDITED)
Net revenues .................................................      $   37,118           33,899
Cost of revenues .............................................          14,496           14,786
                                                                    ----------           ------
  Gross profit ...............................................          22,622           19,113
Selling, general and administrative expenses .................         128,858          101,308
                                                                    ----------          -------
  Operating loss .............................................        (106,236)         (82,195)
Other income:
 Interest income .............................................           1,761              335
 Interest expense ............................................              --             (589)
                                                                    ----------          -------
  Net loss ...................................................      $ (104,475)         (82,449)
                                                                    ==========          =======
Basic and diluted net loss per share of common stock .........      $     (.08)            (.03)
Weighted common shares outstanding ...........................       1,372,230        2,676,707
                                                                    ==========        =========

          See accompanying notes to consolidated financial statements.

                         NUTRICEUTICALS.COM CORPORATION

             STATEMENTS OF CHANGES IN NET DEFICIENCY IN LIQUIDATION
                   FOR THE YEAR ENDED MARCH 31, 1998, FOR THE
                 PERIOD FROM APRIL 1, 1998 TO SEPTEMBER 7, 1998
            AND FOR THE THREE-MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                                        PERIOD FROM       THREE-MONTHS
                                                       YEAR ENDED      APRIL 1, 1998         ENDED
                                                        MARCH 31,     TO SEPTEMBER 7,       JUNE 30,
                                                          1998              1998              1999
                                                      ------------   -----------------   -------------
                                                                                          (UNAUDITED)
Increase in net assets in liquidation:
 Sales ............................................    $   3,918         $      --         $      --
 Bad debt recovery ................................        3,101                --                --
                                                       ---------         ---------         ---------
Decreases in net assets in liquidation:
 Cost of goods sold ...............................      (16,760)               --                --
 Professional fees ................................      (13,012)           (3,875)           (3,375)
 Occupancy ........................................       (6,432)               --                --
 Office expense ...................................       (1,283)              (60)             (201)
 Other ............................................       (6,112)               --                --
                                                       ---------         ---------         ---------
  Decrease in net assets in liquidation before
    adjustments ...................................      (36,580)           (3,935)           (3,395)
Adjustments of estimated values ...................       32,215                --                --
                                                       ---------         ---------         ---------
  Decrease in net assets in liquidation ...........       (4,365)           (3,935)           (3,395)
Beginning net liabilities in liquidation ..........       (4,298)           (8,663)           (8,663)
                                                       ---------         ---------         ---------
Ending net liabilities in liquidation .............    $  (8,663)          (12,598)          (12,058)
                                                       =========         =========         =========
Loss per share:
 Loss attributable to common stockholders .........    $  (4,365)           (3,935)           (3,395)
 Net loss per common share
   (basic and diluted) ............................    $    (.02)             (.02)             (.02)
                                                       =========         =========         =========
 Weighted common shares outstanding
   (basic and diluted) ............................      175,514           175,514           175,514
                                                       =========         =========         =========

          See accompanying notes to consolidated financial statements.

                         NUTRICEUTICALS.COM CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                             ADDITIONAL       RETAINED            NET               TOTAL
                                                  COMMON       PAID-IN        EARNINGS        DEFICIENCY        STOCKHOLDERS'
                                                   STOCK       CAPITAL       (DEFICIT)      IN LIQUIDATION     EQUITY(DEFICIT)
                                                 --------   ------------   -------------   ----------------   ----------------
Balances at March 31, 1997,
 on the liquidation basis
 of accounting ...............................    $   --     $      --      $       --         $ (4,298)         $   (4,298)
Loss attributable to common stockholders              --            --              --           (4,365)             (4,365)
                                                  ------     ---------      ----------         --------          ----------
Balances at March 31, 1998, on the
 liquidation basis of accounting .............        --            --              --           (8,663)             (8,663)
Loss attributable to common stockholders
 prior to merger .............................        --            --              --           (3,935)             (3,935)
Recapitalization at date of merger ...........       177       (12,775)             --           12,598                  --
September 24, 1998, initial capital
 contribution, 2,000,000 shares at $.015
 per share ...................................     2,000        28,000              --               --              30,000
October 30, 1998 sale of 400,000 shares of
 common stock at $.25 per share ..............       400        99,600              --               --             100,000
Issuance of 100,000 shares at $.25 per
 share for acquisition .......................       100        24,900              --               --              25,000
Net loss .....................................        --            --        (104,475)              --            (104,475)
                                                  ------     ---------      ----------         --------          ----------
Balances at March 31, 1999 ...................     2,677       139,725        (104,475)              --              37,927
Net loss .....................................        --            --         (82,449)              --             (82,449)
                                                  ------     ---------      ----------         --------          ----------
Balance at June 30, 1999 (unaudited) .........    $2,677     $ 139,725      $ (186,924)        $     --          $  (44,522)
                                                  ======     =========      ==========         ========          ==========

          See accompanying notes to consolidated financial statements.

                         NUTRICEUTICALS.COM CORPORATION

                            STATEMENTS OF CASH FLOWS
   FOR THE PERIOD FROM SEPTEMBER 8, 1998 (DATE OF INCEPTION) TO MARCH 31, 1999
            AND FOR THE THREE-MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                             PERIOD FROM        THREE-MONTHS
                                                          SEPTEMBER 8, 1998         ENDED
                                                          TO MARCH 31, 1999     JUNE 30, 1999
                                                         -------------------   --------------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net loss ............................................       $ (104,475)         $ (82,449)
 Adjustment to reconcile net loss to net cash used
   by operating activities:
 Amortization expense ................................            2,500              2,500
Change in operating assets and liabilities:
 Accounts receivable, net ............................           (9,278)            (9,760)
 Due from related party ..............................           (5,171)              (399)
 Inventory ...........................................          (16,303)            (2,860)
 Deposits ............................................             (380)               180
 Prepaid expenses and other assets ...................               --            (25,000)
 Accounts payable ....................................           69,311            (17,572)
 Accrued expenses ....................................            1,068             42,973
                                                             ----------          ---------
   Net cash used in operating activities .............          (62,728)           (92,387)
Cash flows from investing activities:
 Purchase of computer software .......................          (15,000)                --
                                                             ----------          ---------
   Net cash used in investing activities .............          (15,000)                --
Cash flows from financing activities:
 Initial capital contributions .......................           30,000                 --
 Sale of common stock ................................          100,000                 --
 Proceeds from note payable ..........................               --             50,000
                                                             ----------          ---------
   Net cash provided by financing activities .........          130,000             50,000
Net increase (decrease) in cash ......................           52,272            (42,387)
Cash at beginning of period ..........................            4,714             56,986
                                                             ----------          ---------
Cash at end of period ................................       $   56,986          $  14,599
                                                             ==========          =========
Supplemental disclosures:
In exchange for 100,000 shares of its common stock at $.25 per share and $10,000 cash (in accounts payable), the Company acquired all of the common stock of HealthSeek.com, Inc. on March 31,
1999.


Cash paid for interest for the three-months ended June 30, 1999 .........    $   589
                                                                             =======

          See accompanying notes to consolidated financial statements.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

ORGANIZATION AND MERGER

     NuMed Surgical, Inc. (NuMed) was engaged in the research, development and distribution of medical instruments and surgical supplies to the health care market since February 1991. Effective March 31, 1997, NuMed adopted a plan of liquidation in which it sold its major product line and subsequently disposed of all its operating assets by March 31, 1998.

     Effective March 1999, NuMed acquired all of the outstanding common stock of Nutriceuticals.com Corporation (Nutriceuticals), which was organized in the State of Florida on September 8, 1998 (date of inception). Nutriceuticals is engaged in the retailing of nutritional supplements via the Internet. For accounting purposes, the acquisition has been treated as an acquisition of NuMed by Nutriceuticals and as a recapitalization of Nutriceuticals. Additionally, Nutriceuticals was merged into NuMed and NuMed changed its name to Nutriceuticals.com Corporation (the Company).

     As a result of the merger, each issued and outstanding share of Nutriceutical's common stock was converted into one share of NuMed's common stock. The results of operations of the consolidated companies are reflected as if the above transaction took place at September 8, 1998 (date of inception). Consequently, for comparative purposes, the consolidated financial statements have been presented as if the Company were a single entity for all periods presented and all significant intercompany accounts and transactions have been eliminated in consolidation.

ACQUISITION


     Effective March 31, 1999, the Company acquired HealthSeek.com, Corporation (HealthSeek), a Massachusetts corporation. HealthSeek is a health care community website providing information to health care professionals and consumers. The acquisition was accounted for using the purchase method of accounting. The Company acquired all of the common stock of HealthSeek, in exchange for 100,000 (post October 1999 one-for-two reverse stock split) shares of voting common stock and $10,000 cash. In consideration of the sale and transfer of the shares, the Company acquired the registered domain name HealthSeek and all assets, copyrights and other documentation relating to the website and assumed all costs and expenses related to the ongoing maintenance of the website. HealthSeek did not have significant historical book assets, liabilities or revenues and expenses during its' limited operating history. The purchase price was allocated to HealthSeek's website. HealthSeek is a wholly-owned subsidiary of the Company.


DESCRIPTION OF BUSINESS

     The Company and its wholly-owned subsidiary, HealthSeek, consists of two distinct linked Web sites providing web-based health care communications and related information to consumers, including retailing low-priced nutritional supplements via the Internet (e-commerce).

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

COMPARABILITY OF FINANCIAL INFORMATION

     The significant accounting policies of the Company conform with generally accepted accounting principles and reflect practices appropriate to the businesses in which it operates. On March 31, 1997, the Company adopted a plan of liquidation in which it sold its major product line and subsequently disposed of all its operating assets. The Company accounted for the liquidation using the liquidation basis of accounting. Thus, the post liquidation basis financial statements as of and for the year ended March 31, 1998, the period from April 1, 1998 to September 7, 1998, and the three months ended June 30, 1998, are not comparable to the consolidated financial statements as of March 31, 1999, and for the period from September 8, 1998 (date of inception) to March 31, 1999.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated in the consolidation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RISKS AND UNCERTAINTIES

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are vested in short-term money market accounts, which bear minimal risk, and are available on demand. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair values due to the short-term nature of these financial instruments. The balances, at times, may exceed federally insured limits.

BUSINESS RISK

     The markets for the products and services offered on HealthSeek.com and Nutriceuticals.com are intensely competitive. The Company competes with both traditional distribution channels and online services. The Company may potentially face competition from a number of other online services that have expertise in developing online commerce and in facilitating internet traffic.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

SIGNIFICANT CUSTOMERS

     The Company is entirely dependent upon the manufacturers, distributors and wholesalers that supply natural products for resale. Currently, sales and purchases of natural products provided by Innovative Health Products, Inc., a related party, account for a substantial portion of the Company's revenues and inventory.

INCOME TAXES

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

PRODUCT DEVELOPMENT COSTS

     Product development costs that consist primarily of website development and maintenance services are expensed as incurred.

ADVERTISING COSTS

     Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was $-0- for the year ended March 31, 1998 and the period from April 1, 1998 to September 7, 1998 and $54,402 and $1,808 for the period from September 8, 1998 (date of inception) to March 31, 1999 the three-months ended June 30, 1999, respectively.

REVENUE RECOGNITION

     The Company recognizes revenue when goods or services are provided.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ACCOUNTS RECEIVABLE

     Accounts receivable are due primarily from individuals through credit card sales via e-commerce and from companies and individuals concentrated in the state of Florida via traditional distribution channels.

COMPUTER SOFTWARE

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, This SOP is effective for fiscal years beginning after December 15, 1998 and requires capitalization of certain costs of computer software developed or obtained for internal use.

     Computer software are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method over an estimated useful life of three years.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, and, in February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 related to SFAS 128. SFAS 128 replaced the calculation for primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The Company has no common stock equivalents at March 31, 1998 and 1999 and June 30, 1999, resulting in diluted earnings per share.

RECENT ACCOUNTING PRONOUNCEMENTS

COMPREHENSIVE INCOME

     Effective April 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. Under SFAS 130 changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in the financial statements for the period in which they are recognized. Because there were no such changes, adoption of SFAS 130 did not impact the consolidated financial statements of the Company.

SEGMENT REPORTING

     Effective April 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was released. The statement requires the recognition of all derivatives as either assets or liabilities in the

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company has not used derivative instruments and believes the impact of adoption of this statement will not have a significant effect on the consolidated financial statements.

LONG-LIVED ASSETS

     The Company has adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of the carrying amount or the fair value less cost to sell.

NOTE 2 -- INVENTORIES

     Inventories at March 31, 1998 and 1999 and June 30, 1999 consist of the following:

                                         MARCH 31, 1998     MARCH 31, 1999     JUNE 30, 1999
                                        ----------------   ----------------   --------------
                                                                                (UNAUDITED)
    Nutritional supplements .........         $ --                 16,303            19,163
                                              ====                 ======            ======

NOTE 3 -- COMPUTER SOFTWARE

     Computer software consists of the following at March 31, 1998 and 1999 and June 30, 1999:

                                                  MARCH 31, 1998     MARCH 31, 1999     JUNE 30, 1999
                                                 ----------------   ----------------   --------------
                                                                                         (UNAUDITED)
   HealthSeek.com website domain .............         $ --              35,000            35,000
   Nutriceuticals.com website domain .........           --              15,000            15,000
                                                       ----              ------            ------
                                                         --              50,000            50,000
   Less accumulated amortization .............           --              (2,500)            5,000
                                                       ----              ------            ------
   Net computer software .....................         $ --              47,500            45,000
                                                       ====              ======            ======

   Amortization related to computer software approximated $-0- for the year ended March 31, 1998 and for the period from April 1, 1998 to September 7, 1998 and $2,500 for the period from September 8, 1998 (date of inception) to March 31, 1999 and the three-months ended June 30, 1999, respectively.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     The Company's principal administrative, marketing and customer service facilities are currently provided without charge by Innovative Health Products, Inc., a related party.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 4 -- RELATED PARTY TRANSACTIONS--(CONTINUED)

     Innovative Health Products, Inc. is the Company's principal supplier of natural products and has common significant shareholder's of the Company.

     Amounts due to related party represent amounts due to Innovative Health Products, Inc. for the purchase of inventory.

NOTE 5 -- NOTE PAYABLE TO RELATED PARTY

     Note payable of $50,000 represents amounts due to stockholder at prime plus 1%. The amount is due on demand, or at December 31, 1999, or upon second offering of common stock, whichever is sooner.

NOTE 6 -- INCOME TAXES

     The Company had no income tax expense for the year ended March 31, 1998 or for the periods from April 1, 1998 to September 7, 1998, September 8, 1998 (date of inception) to March 31, 1999 and for the three-months ended June 30, 1999.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had no such material differences at March 31, 1998 and 1999 and June 30, 1999.

     As of March 31, 1999 and June 30, 1999, the Company has the following net operating loss carry forwards (NOL) to offset future income.

                                                MARCH 31,      JUNE 30,
                                                   1999          1999
                                               -----------   ------------
                                                              (UNAUDITED)
   Net operating losses, federal ...........    $  41,000        73,000
   Net operating losses, state .............        6,000        10,500
                                                ---------        ------
                                                   47,000        83,500
   Valuation allowance .....................      (47,000)      (83,500)
                                                ---------       -------
   Net operating loss carryforward .........    $      --            --
                                                =========       =======

     FASB 109 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, a $47,000 and $83,500 valuation allowances have been established at March 31, 1999 and June 30, 1999, respectively.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 7 -- STOCKHOLDERS' EQUITY

     As discussed in Note 1, the merger between NuMed and Nutriceuticals has been accounted for as a reverse acquisition/ recapitalization and, as a result, for comparative purposes, the consolidated financial statements, including equity transactions, have been presented as if the Company were a single entity for all periods presented.

     On March 15, 1999, the Company's shareholders approved a one-for-fifty reverse stock split of the outstanding shares of NuMed Common Stock. The March 1999 reverse stock split reduced the number of outstanding shares of NuMed Common Stock, but did not reduce the total number of shares authorized. Prior to the reverse stock split, approximately 8,775,685 shares of NuMed Common Stock were issued and outstanding. Following the reverse stock split, 175,514 shares of NuMed common stock remained outstanding and, pursuant to the merger agreement, shareholders of Nutriceuticals received, in exchange for each issued and outstanding share of Nutriceuticals Common Stock, one share of NuMed Common Stock, on a post March 1999 reverse stock split basis. The post March 1999 reverse stock split shares issued and outstanding to the shareholders of the Nutriceuticals were 2,400,000. Shareholders' equity has been restated to give retroactive recognition to the March 1999 reverse stock split in prior periods. Total number of shares of Common Stock issued and outstanding following the March 1999 reverse stock split was 2,575,514 (prior to the April two-for-one stock split. See Note 9.

NOTE 8 -- CONSULTING AGREEMENT

     On March 31, 1999, the Company acquired HealthSeek, and, as a result of the acquisition, entered into a consulting agreement with the seller to maintain and operate the website. The consultant shall devote six hours per week to provide such services, including implementation of the matters as described in the agreement. Annual compensation to be paid by the Company as a result of the agreement is $40,000 per year, payable monthly, with the first payment due May 1, 1999. The agreement expires on March 31, 2000.

NOTE 9 -- SUBSEQUENT EVENTS

STOCK SPLIT

     On April 14, 1999, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed to shareholders of record on April 26, 1999. As a result of the April 1999 split, 2,675,514 additional shares were issued. All share and per share data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the April 1999 stock split.

STRATEGIC ALLIANCE

     During the second quarter of 1999, the Company entered into a strategic alliance with IndigoCity.com, Inc. (Indigo City), a Florida corporation. Indigo City will provide advertising, developmental and technical services on its website on behalf of the Company. The parties agree to equally share gross margin revenues as a result of the strategic alliance. The Company will incur expenses of $150 per month for cross promotional products and services on Indigo City's website.

                         NUTRICEUTICALS.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 1998 AND 1999 AND JUNE 30, 1999 (UNAUDITED)--(CONTINUED)

NOTE 9 -- SUBSEQUENT EVENTS--(CONTINUED)

SECONDARY OFFERING


     During fiscal year 2000, the Company intends to complete a secondary stock offering in which approximately 1,500,000 shares of common stock are expected to be issued. The proceeds will be used to repay notes payable to stockholders and affiliates, fund working capital and marketing expenses.


ACQUISITION (UNAUDITED)

     In September 1999, the Company entered into an agreement to acquire Becan Distributors, Inc. for 2,000,000 shares of common stock (post September 1999 one-for-two reverse stock split) and $2,000,000 cash. An additional 1,000,000 shares will be held in escrow in connection with the acquisition to be issued pending the attainment of certain financial targets for the years ending 2000 and 2001.

PURCHASE OF DOMAIN NAME (UNAUDITED)

     In August 1999, the Company intends to purchase its World Wide Web Internet site domain name for 20,000 (post September 1999 one-for-two reverse stock split) shares of common stock. The domain name will be amortized over a fifteen-year period.

NOTES PAYABLE (UNAUDITED)

     The Company incurred debt of $190,000 at prime plus 1% due to various stockholders and affiliates. The notes are due upon demand at any time following the earlier to occur of either (i) December 31, 1999 or (ii) upon receipt of proceeds from a public offering of the Company's common stock.

REVERSE STOCK SPLIT (UNAUDITED)


     In October 1999, the Company intends to effect a one-for-two reverse stock split. Total number of shares of Common Stock issued and outstanding following the September 1999 reverse stock split will be approximately 2,676,707. All share and per share data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the September 1999 reverse stock split.


NOTE 10 -- YEAR 2000 ISSUE (UNAUDITED)

     The Company does not expect the Year 2000 Issue to have a significant effect on operations. Management of the Company does not expect major vendors or customers to be unable to sell to, provide services to, or purchase from the Company because of the Year 2000 Issue.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Becan Distributors, Inc. and Subsidiary
Pittsburgh, Pennsylvania

     We have audited the accompanying consolidated balance sheet of Becan Distributors, Inc. and Subsidiary as of March 31, 1999, and the related consolidated statement of operations, shareholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Becan Distributors, Inc. as of March 31, 1998 were audited by other auditors whose report dated June 28, 1999, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Becan Distributors, Inc. and Subsidiary as of March 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       Brimmer, Burek, Keelan & McNally LLP

August 6, 1999
(Except for Note 7, as to which
the date is September 10, 1999)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Becan Distributors, Inc.
Pittsburgh, PA

     We have audited the accompanying balance sheet of Becan Distributors, Inc. (an S corporation) as of March 31, 1998, and the related statements of operations, retained earnings, and cash flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Becan Distributors, Inc. as of March 31, 1998, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.

     The Company, with consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of the corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for Federal income taxes has been included in these financial statements.

/s/ SHALEK & ASSOCIATES, CPA'S INC.
-----------------------------------
Independence, Ohio
June 28, 1999

                     BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

          ASSETS

                                                                   MARCH 31,                       JUNE 30,
                                                         -----------------------------   -----------------------------
                                                              1998            1999            1998            1999
                                                         -------------   -------------   -------------   -------------
                                                                                                  (UNAUDITED)
Current assets
 Cash ................................................    $  208,372      $   69,010      $   57,491      $   32,162
 Accounts receivable .................................       876,505       1,640,823       1,064,623       2,177,920
 Inventory ...........................................       445,776       1,178,801         541,093       1,263,434
 Prepaid and other current assets ....................            --              --              --          57,672
                                                          ----------      ----------      ----------      ----------
  Total current assets ..................... .........     1,530,653       2,888,634       1,663,207       3,531,188
Property, plant and equipment -- net .................         4,616          34,533           9,509          36,122
Other assets -- net ..................................         2,547          24,028           2,547          18,000
                                                          ----------      ----------      ----------      ----------
  Total assets .......................................    $1,537,816      $2,947,195      $1,675,263      $3,585,310
                                                          ==========      ==========      ==========      ==========
 LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
 Accounts payable ....................................    $1,022,121      $1,249,343      $  938,080      $2,156,539
 Accrued expenses ....................................         9,763          20,487           2,005          34,655
 Notes payable .......................................       185,000              --           4,852              --
 Due to affiliates ...................................       200,000          64,980         204,700          18,644
 Accrued income tax ..................................            --          21,994              --              --
 Line of credit payable ..............................            --       1,448,931         430,000       1,175,711
                                                          ----------      ----------      ----------      ----------
  Total current liabilities ..........................     1,416,884       2,805,735       1,579,637       3,385,549

Shareholder's equity
 Common stock, no par; 850 shares
   authorized; 642.85 shares issued and
   outstanding, 500 shares issued and
   outstanding at March 31, 1998 .....................        50,000          85,000          85,000          85,000
Retained earnings ....................................        70,932          56,460          10,626         114,761
                                                          ----------      ----------      ----------      ----------
  Total shareholder's equity .........................       120,932         141,460          95,626         199,761
                                                          ----------      ----------      ----------      ----------
  Total liabilities and shareholder's equity .........    $1,537,816      $2,947,195      $1,675,263      $3,585,310
                                                          ==========      ==========      ==========      ==========

                         Please read accompanying notes.

                     BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         FOR THE YEAR ENDED                FOR THE THREE-MONTHS ENDED
                                                              MARCH 31,                             JUNE 30,
                                                 -----------------------------------   ----------------------------------
                                                       1998               1999               1998              1999
                                                 ----------------   ----------------   ---------------   ----------------
                                                                                                  (UNAUDITED)
Sales ........................................     $ 10,389,518       $ 31,074,861       $ 5,809,043       $ 12,196,256
Cost of good sold ............................        9,985,401         30,199,867         5,613,406         11,913,837
                                                   ------------       ------------       -----------       ------------
 Gross Profit ................................          404,117            874,994           195,637            282,419
Operating expenses ...........................          299,748            659,158           137,639            175,888
                                                   ------------       ------------       -----------       ------------
Income from operations .......................          104,369            215,836            57,998            106,531
Interest expense .............................           15,631             99,811             9,802             48,230
                                                   ------------       ------------       -----------       ------------
Net income before income taxes ...............           88,738            116,025            48,196             58,301
Income tax ...................................               --             21,994                --                 --
                                                   ------------       ------------       -----------       ------------
Net income ...................................     $     88,738       $     94,031       $    48,196       $     58,301
                                                   ============       ============       ===========       ============
Net income per share of common stock .........     $     177.47       $     157.97       $     74.97       $      90.69
                                                   ============       ============       ===========       ============
Weighted-average shares of
  common stock outstanding ...................           500.00             595.23            642.85             642.85
                                                   ============       ============       ===========       ============

                         Please read accompanying notes.

                     BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY


                                                 COMMON STOCK
                                           -------------------------
                                            NUMBER OF                     RETAINED
                                              SHARES        AMOUNT        EARNINGS
                                           -----------   -----------   -------------
Balance at 3/31/98 .....................       500.00     $ 50,000      $   70,932
Common stock issued for cash ...........       142.85       35,000              --
Net income .............................          --            --          48,196
Dividends ..............................          --            --        (108,503)
                                               ------     --------      ----------
Balance at 6/30/98 (unaudited) .........       642.85       85,000          10,625
Net income .............................          --            --          45,835
                                               ------     --------      ----------
Balance at 3/31/99 .....................       642.85       85,000          56,460
Net income .............................          --            --          58,301
                                               ------     --------      ----------
Balance at 6/30/99 (unaudited) .........       642.85     $ 85,000      $  114,761
                                               ======     ========      ==========


                         Please read accompanying notes.

                     BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEAR ENDED       FOR THE THREE-MONTHS ENDED
                                                                     MARCH 31,                    JUNE 30,
                                                                1998           1999           1998          1999
                                                           ------------- --------------- ------------- -------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..............................................  $   88,738    $      94,031   $   48,196    $   58,301
 Adjustments to reconcile net income (loss) to
   net cash used in operating activities
  Depreciation expense ...................................       1,004            3,682          357         6,320
  Changes in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable ..................................    (829,726)        (764,318)    (188,118)     (537,097)
    Prepaid expenses .....................................      (2,547)         (21,481)          --       (57,672)
    Inventory ............................................    (423,426)        (733,025)     (95,317)      (84,633)
   Increase (decrease) in:
    Accounts payable .....................................     900,282          227,222      (84,040)      907,196
    Accrued income tax ...................................          --           21,994           --            --
    Accrued expenses .....................................       3,371           10,724       (7,758)       (7,826)
                                                            ----------    -------------   ----------    ----------
 Net cash provided (used) by operating activities ........    (262,304)      (1,161,171)    (326,680)      284,589
                                                            ----------    -------------   ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment ...................................      (5,620)         (33,599)      (5,250)       (6,512)
 Decrease in other assets ................................          --               --           --         4,631
                                                            ----------    -------------   ----------    ----------
 Net cash provided (used) by investing activities ........      (5,620)         (33,599)      (5,250)       (1,881)
                                                            ----------    -------------   ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of debt ..........................          --               --        4,852            --
 Proceeds from affiliate loan ............................     200,000           64,980           --            --
 Proceeds from issuance of common stock ..................          50           35,000       35,000            --
 Principal payments on notes payable .....................          --         (200,000)          --            --
 Dividends paid ..........................................          --         (108,503)    (108,503)           --
 Proceeds from line of credit ............................      93,000       14,697,257      245,000            --
 Payments on line of credit ..............................          --      (13,433,326)          --      (273,220)
 Payments of related party obligations ...................          --               --      (26,500)      (46,336)
 Proceeds from issuance of related party obligations .....          --               --       31,200            --
                                                            ----------    -------------   ----------    ----------
 Net cash provided (used) by financing activities ........     293,050        1,055,408      181,049      (319,556)
                                                            ----------    -------------   ----------    ----------
Net increase (decrease) in cash ..........................      25,126         (139,362)    (150,881)      (36,848)
Cash at beginning of year ................................     183,246          208,372      208,372        69,010
                                                            ----------    -------------   ----------    ----------
Cash at end of year ......................................  $  208,372    $      69,010   $   57,491    $   32,162
                                                            ==========    =============   ==========    ==========

                         Please read accompanying notes.

                            BECAN DISTRIBUTORS, INC.
                                 AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                               FOR THE YEAR ENDED       FOR THE THREE-MONTHS ENDED
                                    MARCH 31,                    JUNE 30
                            -------------------------   -------------------------
                                1998          1999          1998          1999
                            -----------   -----------   -----------   -----------
                                                               (UNAUDITED)
SUPPLEMENTAL INFORMATION:
Interest paid ...........    $ 15,631      $ 99,811      $ 13,797      $ 45,320
                             ========      ========      ========      ========
Taxes paid ..............    $     --      $     --      $     --      $     --
                             ========      ========      ========      ========

                         Please read accompanying notes.

                            BECAN DISTRIBUTORS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

DESCRIPTION OF BUSINESS

     Becan Distributors, Inc. was incorporated January 18, 1997 as an Ohio corporation. Discount Rx, Inc., a wholly owned subsidiary of Becan Distributors, Inc. was incorporated August 17, 1998 as a Louisiana corporation. Becan Distributors, Inc. and Subsidiary (the "Company") is a wholesale distributor of pharmaceuticals, over the counter drugs, and health and beauty care products throughout the United States. The Company sells primarily to independent retail and regional chain owned drug stores.

     The Company was privately owned until June 26, 1998 and had elected with the consent of its shareholders to be taxed as an S corporation. On June 26, 1998, the Company executed an agreement and plan of reorganization with Nu-Wave Health Products, Inc. ("Nu-Wave") whereby all of the issued and outstanding capital stock of the Company was exchanged for 1,500,000 shares of Nu-Wave Health Products, Inc. As a result of the exchange, the Company became a wholly owned subsidiary of Nu-Wave and changed its year end from December 31 to March 31 so as to coincide with the year end of Nu-Wave.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies used in preparing the accompanying financial statements follows:

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of Becan Distributors, Inc. and its wholly owned Subsidiary, Discount Rx, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, however, management does not believe these differences would have a material effect on the operating results.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                            BECAN DISTRIBUTORS, INC.

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ACCOUNTS RECEIVABLE

     The Company has not experienced any bad debts from receivables during its existence and feels that no allowance for uncollectible amounts is required. Therefore, no provision has been made for bad debts.

INCOME TAXES

     The Company was an S corporation until the date of acquisition by Nu-Wave on June 26, 1998. Therefore, income tax expense reflects the activity from June 27, 1998 through March 31, 1999. The Company has no deferred tax assets or liabilities at March 31, 1999 and March 31, 1998.

COMPREHENSIVE INCOME

     Financial Accounting Standards No. 130 establishes standards for reporting comprehensive income which is defined as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in the income statement. The Company adopted this Standard effective April 1, 1998. During 1998, the Company did not engage in any transactions required to be reported under this new Standard.

EARNINGS PER COMMON SHARE

     Earnings per common share has been computed based upon the weighted-average number of shares outstanding during the period.

PROPERTY, PLANT AND EQUIPMENT

     Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from three to seven years.

IMPAIRMENT OF ASSETS

     The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted future cash flows. There have been no impairment losses in 1999.

ADVERTISING

     The Company charges advertising costs to expense as incurred. The amount of advertising expense for the years ended March 31, 1999 and March 31, 1998 was $63,175 and $39,422, respectively.

REVENUE RECOGNITION

     Revenues are recognized when the merchandise is shipped to the customer.

                            BECAN DISTRIBUTORS, INC.

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

PROPERTY LEASES

     The Company leases a property in Pittsburgh, Pennsylvania that is being utilized by Becan for offices, warehousing, and shipping for its distribution operations, consisting of approximately 4,024 square feet. The offices are leased pursuant to a four year lease that expires on February 28, 2003. The Company has an option to continue the lease on a month to month basis or renew the lease at the end of the four year term. The rental under the lease is $1,658 per month subject to yearly adjustment for tax expenses.

     The Company leases a property in Mandeville, Louisiana that is being utilized by Discount Rx for offices, warehousing, and shipping for its distribution operations, consisting of approximately 1,200 square feet. The offices are leased on a month to month basis. The rental under the lease is $900 per month. Future minimum lease payments, by year in aggregate under non-cancelable operating leases consist of the following at March 31, 1999:

     YEAR ENDED MARCH 31,
------------------------------
   2000 .........    $18,238
   2001 .........     19,896
   2002 .........     19,896
   2003 .........     18,238

RECLASSIFICATIONS

     Certain reclassifications have been made to the financial statements for the year ended March 31, 1998 to conform to the presentation at March 31, 1999.

NOTE 2 -- RELATED PARTY TRANSACTIONS

     The Company buys over the counter drugs and health and beauty care products for resale from an affiliated corporation. Purchases from the affiliate for the year ended March 31, 1999 were $154,162.

     The Company has a verbal agreement to pay management fees to its parent company (Dynamic Health Products, Inc., formerly Nu-Wave) for various legal, accounting and administrative services. The agreement is for a monthly payment of $15,000 and started October 1, 1998. The agreement is to be reviewed periodically and adjusted at the discretion of the parent company. The amount of management fees for the year ended March 31, 1999 was $90,000.

     The Company owes approximately $64,980 to affiliated corporations for management fees and products purchased during the year.

     During the current fiscal year, the Company had various borrowing arrangements with stockholders of the Company. At the beginning of the year the amount of the indebtedness to stockholders was approximately $200,000. During the year an additional $75,000 was borrowed from stockholders or entities controlled by stockholders. The entire stockholder indebtedness was paid off during the year and all borrowing arrangements with stockholders and related entities were cancelled. Interest paid to those related parties for the year was $20,128.

                            BECAN DISTRIBUTORS, INC.

NOTE 2 -- RELATED PARTY TRANSACTIONS--(CONTINUED)

     An officer of the Company had an employment agreement whereby, he was entitled to purchase additional shares of the company based upon the financial performance of the Company compared to certain agreed upon projections. Prior to the date of the reorganization with Nu-Wave in June 1998, the employment agreement was terminated and the officer purchased an additional 142.85 shares of common stock for $35,000 in full settlement of the employment agreement and obligations thereunder. The officer subsequently became the Chief Executive Officer of the parent company.

     The Company completed an agreement and reorganization with Nu-Wave Health Products, Inc. ("Nu-Wave") on June 26, 1998 whereby all of the issued and outstanding common stock of the Company was exchanged for 1,500,000 shares of common stock of Nu-Wave. As a result, the Company became a wholly owned subsidiary of Nu-Wave and changed its year-end from December 31 to March 31 so as to coincide with the year-end of Nu-Wave. After the exchange, the former shareholders of the Company owned approximately 84% of the parent company.

NOTE 3 -- INCOME TAXES

     Income taxes for the year ended March 31, 1999 differ from the amounts computed by applying the effective U.S. federal income tax rates of 15 to 34% to income before income taxes as a result of the following:

   Computed tax expense at the statutory rate ..............    $  27,698
   Increase (decrease) in taxes resulting from:
    State income taxes, net of federal tax benefit .........        5,440
   Effect of permanent differences and portion of income
    attributable to S Corporation status ...................      (11,144)
                                                                ---------
   Income tax expense ......................................    $  21,994
                                                                =========

     The Company and its parent file a consolidated federal income tax return. Income tax expense in the Company's income statement has been allocated on the basis of separate company net income before tax.

     The Company has no deferred tax assets or liabilities at March 31, 1999.

NOTE 4 -- LINE OF CREDIT

     In November 1998, the Company established a $2.0 million revolving credit facility scheduled to mature in November 2001. The credit available to the Company is based on a percentage of eligible accounts receivable and inventory. The facility imposes no financial covenants. Minimum borrowing under the agreement is $1,000,000. The agreement places limitations on disposition of assets and debt funding to transactions within the normal course of business and restricts the payment of dividends to any shareholder of record and any class of Common stock during the term of the agreement. All borrowings accrue interest at prime (7.75% at March 31, 1999) plus 1.25% and are secured by all assets of the Company. At March 31, 1999, the Company had borrowed $1,448,931 under this facility.

     The credit line payable is included with current liabilities instead of long-term liabilities as management believes that this presentation better reflects the utility of the current assets as the source of repayment for the credit line payable.

                            BECAN DISTRIBUTORS, INC.

NOTE 4 -- LINE OF CREDIT--(CONTINUED)

     The line of credit is personally guaranteed by Jugal Taneja, the Chairman of the Board of the parent company.

     The Company had a secured $700,000 demand line of credit with Mellon Bank, N.A., dated March 16, 1998 through February 28, 1999. At March 31, 1998 $185,000 was borrowed against the line of credit. This line of credit is renewable annually by mutual agreement of the parties.

NOTE 5 -- CONCENTRATIONS OF CREDIT RISK

CASH IN BANK

     The Company maintains its checking account in one commercial bank. Cash in this checking account at times exceeded the $100,000 Federal Deposit Insurance Corporation's maximum insured balance coverage. At March 31, 1999 the Company's bank balance in this account was approximately $217,000.

     Concentrations of credit risk with respect to sales are limited due to the distribution of sales over a large customer base as of March 31, 1999. For the year ended March 31, 1999, one customer represented approximately 11.07% of revenues derived from distribution.

NOTE 6 -- YEAR 2000 ISSUE

     The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company will not be fully determinable until the Year 2000 and thereafter. The Company's software packages and all of the hardware associated with its operations are Year 2000 compliant. The Company is currently requesting that all suppliers supply certification statements that comply with the Year 2000 requirements. If the Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE 7 -- SUBSEQUENT EVENT

     On September 9, 1999, an agreement was signed whereby the Company will be sold to a related company. The terms of the agreement call for the acquisition of all the outstanding stock of the Company by the purchasing entity. If the sale is consummated as planned, the Company would become a wholly owned subsidiary of the related company. Due to certain contingencies, it is not possible to determine when the sale will be consummated.

                         NUTRICEUTICALS.COM CORPORATION

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited Pro Forma Consolidated Balance Sheet at June 30, 1999 gives effect to this offering and the application of the net proceeds to the Company therefrom, as if they had occurred on April 1, 1999. The unaudited Pro Forma Consolidated Statements of Operations for the year ended March 31, 1999 gives effect to the following acquisitions as if each had occurred on April 1, 1998: the acquisitions of Becan and HealthSeek.com, the purchase of the World Wide Web Internet site domain name "www.nutriceuticals.com," and the application of the net proceeds of this offering. The unaudited Pro Forma Consolidated Statement of Operations for the three-months ended June 30, 1999 gives effect to the following acquisitions as if each had occurred on April 1, 1999: the acquisition of Becan, the purchase of the World Wide Web Internet site domain name "www.nutriceuticals.com," and the application of the net proceeds of this offering. The Pro Forma Financial Statements also give effect to a one-for-two reverse stock split effected in September 1999. All share and per share data have been adjusted for the September 1999 reverse stock split.

     The unaudited Pro Forma Consolidated Financial Statements are based on (i) Nutriceutical's audited Consolidated Statement of Operations for the year ended March 31, 1999, unaudited Consolidated Statement of Operations for the three-months ended June 30, 1999 and unaudited Consolidated Balance Sheet at June 30, 1999 and (ii) Becan's audited Statements of Operations for the year ended March 31, 1999, unaudited Consolidated Statements of Operations for the three-months ended June 30, 1999 and unaudited Consolidated Balance Sheet at June 30, 1999.

     The acquisitions were accounted for under the purchase method of accounting. The total purchase price for the acquisition was allocated to tangible and identifiable intangible assets and liabilities based on management's estimate of their fair values with the excess of cost over net assets acquired allocated to goodwill.

     The unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period. The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with Nutriceutical's Consolidated Financial Statements and Becan's Consolidated Financial Statements and respective related notes thereto included elsewhere in this Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                               (NUTRICEUTICALS)        (BECAN)                                 PRO FORMA
                                                 JUNE 30, 1999      JUNE 30, 1999         ADJUSTMENTS        JUNE 30, 1999
                                              ------------------   ---------------   --------------------   --------------
Cash ......................................          14,599              32,162              140,000 (1)       9,776,761
                                                                                           9,590,000 (5)
Accounts receivable, net ..................          19,038           2,177,920                                2,196,958
Inventory, net ............................          19,163           1,263,434                                1,282,597
Other current assets ......................          30,570              57,672                                   88,242
                                                     ------           ---------                                ---------
  Total current assets ....................          83,370           3,531,188            9,730,000          13,344,558
Property, plant and equipment net .........          45,000              36,122                                   81,122
Deposits ..................................             200                  --                                      200
Other assets ..............................              --               1,623                                    1,623
Intangible assets, net ....................              --              16,377               40,000 (2)          56,377
Goodwill ..................................              --                  --            7,800,239 (3)       7,800,239
                                                     ------           ---------            ---------          ----------
  Total assets ............................         128,570           3,585,310            7,840,239          21,284,119
                                                    =======           =========            =========          ==========
Accounts payable and
 accrued expenses .........................         123,092           2,191,194                                2,314,286
Line of credit ............................              --           1,175,711                                1,175,711
Loans payable to related
 party and affiliates .....................          50,000              18,644              140,000 (1)          18,644
                                                                                            (190,000)(5)
  Total current liabilities ...............         173,092           3,385,549              (50,000)          3,508,641
                                                    -------           ---------            ---------          ----------
Stockholder's equity (deficit) ............         (44,522)            199,761            7,800,239 (4)      17,775,478
                                                                                              40,000 (4)
                                                                                           9,780,000 (5)
  Total liabilities and
    stockholders' equity ..................         128,570           3,585,310            7,840,239          21,284,119
                                                    =======           =========            =========          ==========

----------------
(1) Notes payable due to various stockholders and affiliates at prime plus 1% due upon demand.

(2) Purchase of World Wide Web Internet site domain name
    "www.nutriceuticals.com" for common stock.

(3) Recognition of goodwill for the acquisition of Becan for the amount by which the purchase price ($8,000,000) exceeded the fair market value of the net assets acquired.

(4) Increase in stockholders' equity of approximately $7,840,239, which represents the estimated goodwill of $7,800,239 resulting from the acquisition of Becan and the elimination of stockholders' equity of Becan, as if the acquisition and the purchase of the World Wide Web Internet site domain name had occurred at the beginning of the period.

(5) Offering proceeds of 1,500,000 shares at $9.00 per share, less offering cost and expenses, underwriter's discounts, repayment of notes to shareholders and affiliates, and $2,000,000 cash paid for acquisition of Becan.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE-MONTHS ENDED JUNE 30, 1999

                                                       (NUTRICEUTICALS)      (BECAN)
                                                         JUNE 30, 1999    JUNE 30, 1999
                                                      ------------------ ---------------
   CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:

   Net Revenues .....................................     $   33,899       $12,196,256
                                                          ----------       -----------
   Gross Profit .....................................         19,113           282,419
   Selling, general and administrative expenses .....        101,308           175,888
                                                                  --                --
                                                                  --                --
     Goodwill amortization ..........................             --                --
                                                          ----------       -----------
   Total Operating Expenses .........................        101,308           175,888
                                                          ----------       -----------
   Income (Loss) from continuing operations .........        (82,195)          106,531
   Other income and expenses, net ...................             --            (3,477)
   Interest expense .................................           (589)          (45,320)
   Interest income ..................................            335               567
                                                          ----------       -----------
   Income Tax Expense ...............................             --                --
                                                          ----------       -----------
   Net Income (loss) ................................     $  (82,449)           58,301
                                                          ==========       ===========
   Basic and diluted net loss per share .............     $    (0.06)
   Weighted average common shares
   outstanding ......................................

                                                           PROFORMA               PRO FORMA
                                                          ADJUSTMENTS           JUNE 30, 1999
                                                      ------------------      -----------------
   CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:

   Net Revenues .....................................                         $   12,230,155
                                                                              --------------
   Gross Profit .....................................                                301,532
   Selling, general and administrative expenses .....                                277,196
                                                          667 (1)                        667
                                                            (45,000)(2)              (45,000)
     Goodwill amortization ..........................       130,004 (3)              130,004
                                                          ---------           --------------
   Total Operating Expenses .........................        85,671                  362,867
                                                          ---------           --------------
   Income (Loss) from continuing operations .........                                (61,335)
   Other income and expenses, net ...................                                 (3,477)
   Interest expense .................................         1,913 (4)              (43,996)
   Interest income ..................................                                    902
                                                                              --------------
   Income Tax Expense ...............................                                     --
                                                                              --------------
   Net Income (loss) ................................                               (107,906)
                                                                              ==============
   Basic and diluted net loss per share .............                                  (0.03) (5)(6)
                                                                              ==============
   Weighted average common shares
   outstanding ......................................                              3,392,729 (5)(6)

----------------
(1) Amortization of $40,000 World Wide Web Internet site domain name over 15 years.
(2) Management fees paid to parent company for various legal, accounting and administrative services.
(3) Amortization of goodwill over a 15 year life for the acquisition of Becan for the amount by which the purchase price exceeded the fair market value of the net assets acquired.
(4) Interest expense related to notes payable due to various stockholders and affiliates.
(5) The Company effected a one-for-two reverse stock split of its common stock in September 1999. All share and per share data have been adjusted for the reverse stock split.
(6) Assumes all shares outstanding as of June 30,1999 (including shares issued for acquisition of Becan and World Wide Web Internet site domain name "Nutriceuticals.com") have been outstanding throughout the period.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED MARCH 31, 1999

                                              (NUTRICEUTICALS)      (BECAN)
                                                JUNE 30, 1999    JUNE 30, 1999
                                             ------------------ ---------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Net Revenues ...............................     $   37,118       $31,074,861
                                                 ----------       -----------
 Gross Profit ..............................         22,622           874,994
Operating Expenses:
 Selling, general and
  administrative expenses ..................        132,793           758,969
  Goodwill amortization ....................             --                --
                                                 ----------       -----------
Total Operating Expenses ...................        132,793           758,969
                                                 ----------       -----------
Income (Loss) from continuing
operations .................................       (110,171)          116,025
                                                 ----------       -----------
Interest income ............................          1,761                --
                                                 ----------       -----------
Income Tax Expense .........................             --           (21,994)
                                                 ----------       -----------
Net Income (loss) ..........................     $ (108,410)      $    94,031
                                                 ----------       -----------
Basic and diluted net loss per share .......     $    (0.08)      $
                                                 ==========       ===========
Weighted average common shares
outstanding ................................

                                                 (HEALTHSEEK)          PRO FORMA               PRO FORMA
                                              DECEMBER 31, 1999       ADJUSTMENTS            JUNE 30, 1999
                                             -------------------     -------------          ---------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Net Revenues ...............................       $   --           $         --            $   31,111,979
                                                   ------           ------------            --------------
 Gross Profit ..............................           --                     --                   897,616
Operating Expenses:
 Selling, general and
  administrative expenses ..................          245           11,667 (2)                     903,674
                                                                          40,000 (3)                40,000
                                                                         250,000 (4)               250,000
                                                                           2,667 (5)                 2,667
                                                                          11,900 (6)                11,900
                                                                         (90,000)(7)               (90,000)
  Goodwill amortization ....................           --                520,016 (8)               520,016
                                                   ------           ------------            --------------
Total Operating Expenses ...................          245                746,250                 1,638,257
                                                   ------           ------------            --------------
Income (Loss) from continuing
operations .................................         (245)                    --                  (740,641)
                                                   ------           ------------            --------------
Interest income ............................           --                     --                     1,761
                                                   ------           ------------            --------------
Income Tax Expense .........................           --                 21,994 (9)                    --
                                                   ------           ------------            --------------
Net Income (loss) ..........................       $ (245)          $         --            $     (738,880)
                                                   ------           ------------            --------------
Basic and diluted net loss per share .......       $                $         --            $        (0.22)(10)(11)
                                                   ======           ============            ==============
Weighted average common shares
outstanding ................................                                                $    3,392,729(10)(11)

----------------
(1) Includes predecessor from April 1, 1998 to September 7,1998 (prior to merger) and Nutriceuticals from September 8, 1998 (inception) to March 31, 1999. See Consolidated Financial Statements and Notes thereto included elsewhere herein.

(2)  Amount of Website domain of $35,000 amortized over 3 years.

(3)  Annual compensation for Website maintenance per consulting agreement.

(4) Employment and consulting agreements for President ($150,000) and director ($100,000), respectively.

(5) Amortization of $40,000 World Wide Web Internet site domain name over 15 years.

(6) Interest expense related to notes payable due to various stockholders and affiliates.

(7) Management fees paid to parent company for various legal, accounting and administrative services.

(8) Amortization of goodwill over a 15 year life for the acquisition of Becan for the amount by which the purchase price exceeded the fair market value of the net assets acquired.

(9)  To adjust income tax expense on a consolidated basis.

(10) The Company effected a one-for-two reverse split of its common stock in September 1999. All share and per share data have been adjusted for the reverse stock split.

(11) Assumes all shares outstanding as of March 31,1999 (including shares issued for acquisition of Becan, HealthSeek, and World Wide Web Internet site domain name "Nutriceuticals.com") have been outstanding throughout the period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,500,000 SHARES

                                  COMMON STOCK

                        NUTRICEUTICALS.COM CORPORATION

                                ----------------
                                   PROSPECTUS
                                ----------------

                    KASHNER DAVIDSON SECURITIES CORPORATION


                         THE DATE OF THIS PROSPECTUS IS
                               NOVEMBER   , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.7502 of the Nevada Revised Statutes permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond the indemnification specifically provided by the current law.

     Article XI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     In addition to providing for indemnification in our Bylaws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such. Further, we may enter into indemnification agreements with our directors and executive officers in the future.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   DESCRIPTION                                                   AMOUNT
   -----------                                                   ------
   Securities and Exchange Commission filing fee ..........    $   5,297
   NASD filing fee ........................................    $   2,405
   Nasdaq listing fee .....................................    $  10,000
   Blue Sky filing fees and expenses ......................    $  42,500
   Legal fees and expenses ................................    $  75,000
   Underwriter's expenses .................................    $  75,000
   Accounting fees and expenses ...........................    $  20,000
   Printing, postage, and mailing expenses ................    $ 100,000
   Stock transfer agent fees and certificates .............    $   5,000
   Miscellaneous ..........................................    $  34,798
                                                               ---------
     Total ................................................    $ 370,000
                                                               =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, we have issued unregistered securities to a limited number of persons as described below. The following information regarding our shares of common stock has been adjusted to give effect to (i) the one-for-fifty reverse stock split of our common stock effected in March 1999, and (ii) the two-for-one stock split in the form of a stock dividend effected in April 1999 and a one-for-two reverse split of our common stock effective in August 1999.

     (1) On March 15, 1999, we issued an aggregate of 2,400,000 shares of common stock to 14 investors in connection with the merger of Nutriceuticals.com Corporation, a Florida corporation, with and into the Company; and

     (2) On March 31, 1999, we issued 100,000 shares of common stock, to one
(1) investor in connection with the acquisition of HealthSeek.com Corporation, a Massachusetts corporation.

     (3) On August 16, 1999, we issued 20,000 shares of common stock to CJF Health Services, Inc. a wholly-owned subsidiary of Lyntren Communications, Inc., a Washington corporation, in exchange for all right, title and interest in the World Wide Web Internet site ("Website") domain name "Nutriceuticals.com," and any and all assets related to the operations of a Website under that domain name.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 27. EXHIBITS.

     The Exhibit Index attached hereto is hereby incorporated to this Item by reference thereto.

ITEM 28. UNDERTAKINGS.

     We hereby undertake to:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     We further undertake that:

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in relaince upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Largo, state of Florida, on November 12, 1999.


                                        NUTRICEUTICALS.COM CORPORATION

                                        By /s/ STEPHEN M. WATTERS
                                          --------------------------------
                                           Stephen M. Watters
                                           President

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Stephen
M. Watters his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


          SIGNATURES                             TITLE                          DATE
------------------------------   -------------------------------------   ------------------
/s/ STEPHEN M. WATTERS           Chief Executive Officer,                November 12, 1999
------------------------------   Chief Financial Officer and Director
Stephen M. Watters

                                 Director                                November   , 1999
------------------------------
Howard Howell

/s/ JEFFREY PETERSON             Director                                November 12, 1999
------------------------------
Jeffrey Peterson

                                 Director                                November   , 1999
------------------------------
M. Lisa Shasteen

/s/ JUGAL K. TANEJA              Director                                November 2, 1999
------------------------------
Jugal K. Taneja

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBITS
------------   -------------------------------------------------------------------------------------------
1.1            Form of Underwriting Agreement*
1.2            Form of Underwriter's Warrant *
3.1            Articles of Incorporation, as amended *
3.2(a)         Bylaws of Registrant*
3.2(b)         Amended and Restated Bylaws of the Registrant */dagger/
4.1            Specimen of Certificate for Common Stock*
4.2            Nutriceuticals.com Corporation 1999 Incentive and Non-Statutory Stock Option Plan*
5.1            Opinion of Schifino & Fleischer, P.A., re: Legality of securities being registered/dagger/
5.2            Opinion of Jones Varga, re: Legality of securities being registered/dagger/
10.1           Employment Agreement by and between the Registrant and Stephen M. Watters, dated as of April 1, 1999 *
10.2(a)        Employment Agreement by and between the Registrant and Jugal K. Taneja, dated as of
               April 1, 1999 *
10.2(b)        Consulting Agreement by and between the Registrant and Jugal K. Taneja, dated as of
               August 16, 1999/dagger/
10.3           Consulting Agreement and Agreement Regarding Ownership of Computer Software
               between HealthSeek.com Corp. and Eric Egnet, dated as of March 31, 1999 *
10.4           Strategic Alliance Agreement by and between IndigoCity.com, Inc. and the Registrant, dated as of April 13, 1999 *
10.5           Agreement and Plan of Merger by and between NuMED Surgical, Inc. and
               Nutriceuticals.com Corporation, dated as of January 15, 1999 *
10.6           Agreement and Plan of Reorganization between the Registrant and Eric Egnet, dated
               March 31, 1999 *
10.7           Agreement and Plan of Reorganization by and between Nutriceuticals.com Corporation,
               Dynamic Health Products, Inc. and Becan Distributors, Inc. dated September 9, 1999 *
10.8           Form of Escrow Agreement between the Registrant and Dynamic Health Products /dagger/
21             Subsidiaries of the Registrant *
23.1(a)        Consent of Kirkland, Russ, Murphy & Tapp, Independent Auditors /dagger/
23.1(b)        Consent of Brimmer, Burek, Keelan & McNally LLP, Independent Auditors /dagger/
23.1(c)        Consent of Shalek & Associates, CPA's Inc., Independent Auditors /dagger/
23.2(a)        Consent of Schifino & Fleischer, P.A. (included in Exhibit 5.1) /dagger/
23.2(b)        Consent of Jones Vargas (included in Exhibit 5.2) /dagger/
24             Power of Attorney (reference is made to the signature page) *
27             Financial Data Schedule**


----------------
/dagger/  Filed herewith.

*  Previously filed.
** Contained in electronically filed version only.



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